UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
_______________________
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
AdaptHealth Corp.

(Name of Registrant as Specified in Its Charter)
N/A

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 18, 2025
Dear Stockholders of AdaptHealth Corp.:
You are cordially invited to attend the Annual Meeting of Stockholders of AdaptHealth Corp. The meeting will be held on June 18, 2025 at 10:30 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/AHCO2025. We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement accompanying this notice:
(1)To elect six directors to serve for one-year terms;
(2)To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
(3)To approve, in a non-binding advisory vote, the compensation of our named executive officers as described in this proxy statement (“say-on-pay”).
The record date for the Annual Meeting is April 24, 2025. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. The Notice of Internet Availability of Proxy Materials (“Notice”), proxy statement and form of proxy are being distributed and made available on the Internet on or about April 30, 2025.
By Order of the Board of Directors

/s/ Richard Rew
Richard Rew
Secretary

April 30, 2025
Whether or not you expect to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in your proxy materials.

i

ADAPTHEALTH CORP.
555 EAST NORTH LANE, SUITE 5075
CONSHOHOCKEN, PA 19428
PROXY STATEMENT
2025 ANNUAL MEETING OF STOCKHOLDERS
June 18, 2025
INFORMATION CONCERNING SOLICITATION AND VOTING
Our board of directors is soliciting proxies for our 2025 Annual Meeting of Stockholders, or the Annual Meeting, to be held on June 18, 2025 at 10:30 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/AHCO2025.
We will provide access to our proxy materials via the Internet at https://www.adapthealth.com/investorrelations, rather than in hard copy. We will mail a notice containing instructions on how to access this proxy statement and our annual report on or about April 30, 2025 to all stockholders entitled to vote at the Annual Meeting. The proxy statement, form of proxy and our Annual Report on Form 10-K for the year ended December 31, 2024 are being distributed and made available on the Internet on or about April 30, 2025.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 18, 2025:
Pursuant to the rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2024, over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record entitled to vote at the Annual Meeting with instructions for accessing the proxy materials and voting over the Internet or by telephone. We intend to mail the Notice on or about April 30, 2025 to all stockholders entitled to vote at the Annual Meeting.
All stockholders entitled to vote at the Annual Meeting will have the ability to access the proxy materials on the website referred to in the Notice and to request to receive a printed set of the proxy materials. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials may be found in the Notice.
The Notice will also identify the date and time of the Annual Meeting; the matters to be acted upon at the meeting and the board of directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request to receive, free of charge, a paper or e-mail copy of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2024, and a form of proxy relating to the Annual Meeting; information on how to access and vote the form of proxy; and information on how to attend the virtual meeting and vote should stockholders choose to do so.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE
ANNUAL MEETING

Why did I receive these materials?
We have sent you these proxy materials because the board of directors (the “board of directors” or the “Board”) of AdaptHealth Corp. (the “Company”) is soliciting your proxy to vote at our Annual Meeting of Stockholders on June 18, 2025 (the “Annual Meeting”). These proxy materials contain information about the items being voted on at the Annual Meeting and information about us.

How can I attend and participate in the Annual Meeting?
The Annual Meeting will be a completely virtual meeting of stockholders conducted exclusively via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/AHCO2025. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, proxy card, or voting instruction card. The Annual Meeting will begin promptly at 10:30 a.m. Eastern Time on June 18, 2025. We encourage you to access the virtual meeting website prior to the start time.

What if I have technical difficulties or trouble accessing the virtual meeting website?	Technicians will be available to assist you if you experience technical difficulties accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting website login page.
Who is entitled to vote?
The record date for the Annual Meeting is April 24, 2025. This means that holders of our Common Stock on such date are entitled to vote at the Annual Meeting. As of April 24, 2025, there were 135,548,146 shares of our common stock (the “Common Stock”) outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?	Each share of our Common Stock is entitled to one vote on each matter properly submitted for stockholder action at the Annual Meeting.
What am I voting on?
You will be voting on the following:
•To elect six directors to serve for one-year terms;
•To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•To approve, in a non-binding advisory vote, the compensation of our named executive officers as described in this proxy statement (“say-on-pay”).

How do I vote?
You may vote in the following ways:
•At the Annual Meeting: You may vote your shares electronically at the Annual Meeting by using the control number on your Notice, proxy card, or voting instruction form and following the instructions at www.virtualshareholdermeeting.com/AHCO2025. If you have already voted previously by telephone or Internet, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote.
•By Telephone or Internet: If you hold your shares in street name or in an account at a brokerage firm or bank, you may be able to vote your shares by telephone or over the Internet. Please follow the instructions on your proxy or voting instruction card.
•By Mail: You may vote by marking, dating and signing your proxy card and promptly returning it by mail in the enclosed envelope.

What if I return my proxy or voting instruction card but do not mark it to show how I am voting?	Your shares will be voted according to the instructions you have indicated on your proxy or voting instruction card. If no direction is indicated, your shares will be voted “FOR” the election of six director nominees to serve for one-year terms and “FOR” Proposals 2 and 3.

How do I change or revoke my proxy?	Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by attendance at the Annual Meeting and voting electronically.
What does it mean if I receive more than one proxy or voting instruction card?	It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares.
What constitutes a quorum?	Any number of stockholders, together holding at least a majority in voting power of the capital stock of the Company issued and outstanding and generally entitled to vote in the election of directors, present or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business. Abstentions and “broker non-votes” are counted as shares “present” at the meeting for purposes of determining whether a quorum exists. A “broker non-vote” occurs when shares held of record by a bank, broker or other holder of record for a beneficial owner are deemed present at the meeting for purposes of a quorum but are not voted on a particular proposal because that record holder does not have discretionary voting power for that particular matter under the applicable rules of the Nasdaq Stock Market and has not received voting instructions from the beneficial owner.
What vote is required in order to approve Proposals 1, 2, and 3?
Proposal 1 (Election of Directors): The six nominees named in this proxy statement who have been nominated by the board of directors to continue to serve as directors will be elected by plurality vote. This means that the six nominees with the most votes cast in their favor will be elected to the directorships. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. If you do not want to vote your shares for a nominee, you may indicate that in the space provided on the proxy card or the voting instruction card or withhold authority as prompted during telephone or Internet voting. In the unanticipated event that a director nominee is unable or for good cause will not serve, the proxy will be voted for such other person as shall be designated by the board of directors to replace the nominee, or in lieu thereof, the board may reduce the number of directors.
Proposal 2 (Ratification of Appointment of KPMG LLP): This proposal requires the affirmative vote of a majority of the votes cast by the holders of our outstanding Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
Proposal 3 (Say-on-Pay): Please note that the “say-on-pay” vote is only advisory in nature and has no binding effect on us or our board of directors. Our board of directors will consider Proposal 3 approved by a majority of the votes cast.

May my broker vote my shares?	Brokers may no longer use discretionary authority to vote shares on the election of directors or non-routine matters if they have not received instructions from their clients. It is important, therefore, that you cast your vote if you want it to count in the approval of the election of directors (Proposal 1) and Say-on-Pay (Proposal 3). Your broker has the authority to exercise discretion with respect to ratification of appointment of KPMG LLP (Proposal 2) if it has not received your instructions for that proposal because that matter is treated as routine under applicable rules.

How will voting on any other business be conducted?	We do not know of any business or proposals to be considered at the Annual Meeting other than those set forth in this proxy statement. If any other business is properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter in their sole discretion. In accordance with our bylaws, no business (other than the election of the six nominees, Proposal 2 or Proposal 3) may be brought before the Annual Meeting, or any adjournment or postponement thereof, unless such business is brought by or at the direction of the board of directors or a committee of the board of directors.
Who will count the votes?	Broadridge Financial Solutions, Inc. will act as the inspector of elections and will tabulate the votes.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 18, 2025
The 2025 Proxy Statement, a form of proxy and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 are available at:
https://www.adapthealth.com/investorrelations.

CERTAIN DEFINED TERMS
Unless the context otherwise requires, references in this proxy statement to:
“AeroCare” are to AeroCare Holdings, Inc.;
“AeroCare Merger Agreement” are to the merger agreement, dated as of December 1, 2020, by and among the Company, AH Apollo Merger Sub Inc., AH Apollo Merger Sub II, Inc., AeroCare Holdings, Inc. and Peloton Equity, LLC;
“AdaptHealth Holdings” are to AdaptHealth Holdings LLC;
“BlueMountain” are to BlueMountain Capital Management LLC and its affiliates, collectively;
“BlueMountain Entities” are to BlueMountain Summit Opportunities Fund II (US) L.P., BMSB L.P., BlueMountain Foinaven Master Fund L.P. and BlueMountain Fursan Fund L.P., collectively;
“BlueMountain Board Designee Rights Letter Agreement” are to the letter agreement, dated as of November 8, 2019, by and among the Company, AdaptHealth Holdings and the BlueMountain Entities;
“BM Notes” are to the promissory notes previously made by AdaptHealth Holdings to the BlueMountain Entities (or their permitted transferees), collectively;
“Business Combination” are to the transactions contemplated by the Agreement and Plan of Merger, dated July 8, 2019 and as amended on October 15, 2019, by and between AdaptHealth Holdings and DFB Healthcare Acquisitions Corp. (“DFB”);
“Common Stock” are to our Common Stock, par value $0.0001 per share;
“Deerfield” are to Deerfield Private Design Fund IV, L.P.;
“Deerfield Subscription Agreement” are to the Amended and Restated Subscription Agreement, dated as of October 15, 2019, among DFB, Deerfield and RAB Ventures (DFB) LLC;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“management” or our “management team” are to our officers and directors;
“OEP” are to One Equity Partners VII, L.P. and its affiliates, collectively;
“OEP Investment Agreement” are to the investment agreement, dated as of May 25, 2020, by and between the Company, OEP AHCO Investment Holdings, LLC and solely for purposes of Section 3.10 thereof, OEP; and
“Securities Act” are to the Securities Act of 1933, as amended.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Prior to the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), the Board was divided into three staggered classes of directors, designated Class I, Class II and Class III, with each class having a three-year term. At the 2024 Annual Meeting, the Company’s stockholders approved a proposal to amend the Company’s certificate of incorporation to declassify the Board over a three-year period, beginning with the 2024 Annual Meeting, so that, starting with the 2026 Annual Meeting (the “2026 Annual Meeting”), all directors will stand for election annually. As such, we are in the process of phasing out the classified board structure and all continuing directors, other than the three directors classified as Class I directors, will be up for re-election at this year’s Annual Meeting for one-year terms expiring at the 2026 Annual Meeting. Class II was eliminated at the 2024 Annual Meeting and Class III is being eliminated at this Annual Meeting. Beginning with the 2026 Annual Meeting, the declassification of the Board will be complete and all directors will serve one-year terms. Vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board proposes the election of Dr. Susan Weaver and Messrs. Brad Coppens, Terence Connors, Ted Lundberg, David Williams III and Dale Wolf. The director nominees have been recommended by the Corporate Compliance and Governance Committee of the Board for election and nominated by the Board for election at the Annual Meeting. Each is currently a member of our Board.

In the unanticipated event that a director nominee is unable or for good cause will not serve, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

If a quorum is present and voting at the Annual Meeting, the nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF TERENCE CONNORS, BRAD COPPENS, TED LUNDBERG, DR. SUSAN WEAVER, DAVID WILLIAMS III AND DALE WOLF.
The following table sets forth information with respect to the director nominees standing for election at the Annual Meeting and the continuing directors as of April 30, 2025:

Name	Age	Position	Class	Term Expires
Greg Belinfanti	50	Director	I	2026
Terence Connors*	70	Director	II	2025
Brad Coppens*	43	Director	III	2025
Suzanne Foster	55	Director	I	2026
Ted Lundberg*	50	Director	II	2025
Diana Nole	60	Director	I	2026
Dr. Susan Weaver*	64	Director	III	2025
David Williams III*	52	Director	I	2025
Dale Wolf*	71	Director	III	2025
*Director Nominee
The following is biographical information as of April 30, 2025 for each of our nominated directors:
Terence Connors has been a member of our board of directors since July 2017. Mr. Connors brings to the board 40 years of public accounting experience. Mr. Connors retired in September 2015 from KPMG LLP, where he served as Professional Practice Partner, SEC Reviewing Partner and as a member of KPMG’s board of directors (2011-2015), where he chaired the Audit, Finance & Operations Committee. Prior to joining KPMG in 2002, he was a partner with Arthur Anderson LLP. During his career, he served as a senior audit and global lead partner for numerous public companies, including Fortune 500 companies. Mr. Connors currently serves as a board member and audit committee chairman of two public companies: Suburban Propane Partners L.P. and AdaptHealth Corp. Mr. Connors previously served as a trustee of St. Joseph’s Preparatory School in Philadelphia and also served as Chairman and President of the Philadelphia Chapter of the National Association of Corporate Directors (NACD). Mr. Connors received his undergraduate degree in Accounting from LaSalle University.

Brad Coppens has served on our board of directors since July 2020. Mr. Coppens is a Senior Partner of InTandem Capital Partners and has been identifying, evaluating and executing private equity transactions in the healthcare services sector for nearly 20 years. In addition to AdaptHealth, Mr. Coppens serves on the board of directors at BeBright, HouseWorks, Vivo Infusion and Providence Care. Before joining InTandem, he was a Senior Managing Director at One Equity Partners. At One Equity Partners, Mr. Coppens has focused principally in the healthcare industry and has worked on numerous investments in both the healthcare and technology-enabled services industries. From 2012 to 2014, Mr. Coppens lived in São Paulo, Brazil and led One Equity Partners’ prior investing efforts in the region. Mr. Coppens has served as a member of the boards of directors of AdaptHealth, AMT/RestorixHealth, Ernest Health, OneLink, ResultsCX, Allied, Cless Cosméticos, Portal de Documentos, Prodigy Health Group, Simplura Health Group, Systagenix Wound Management, Unicoba, Wow! Nutrition and X-Rite. Mr. Coppens was also deeply involved in One Equity Partners’ investments in ArthroCare and Wright Medical. Prior to One Equity Partners, Mr. Coppens worked in the investment banking division of JPMorgan in the mergers and acquisitions group where he focused on healthcare and various other industries. Mr. Coppens is actively involved in a number of non-profit organizations and serves as a board member of The TEAK Fellowship. Mr. Coppens received his B.B.A. from the Stephen M. Ross School of Business at the University of Michigan, where he graduated with high distinction.

Ted Lundberg has served on our board of directors since February 2021. Mr. Lundberg is a Founding Partner and Managing Member at Peloton Equity, LLC. Peloton Equity is a private equity firm that focuses on investing in growing healthcare companies. He previously worked at Ferrer Freeman & Company and prior to that, Donaldson, Lufkin and Jenrette. Mr. Lundberg currently serves on the boards of Arcadia Solutions, Inc. HPOne, Inc., Grenova, Inc., ClearSky Health, Inc., Aerosafe Global, Inc. and Journey Health & Lifestyle Brands Inc. Mr. Lundberg holds a B.A. degree from Princeton University.

Susan Weaver, M.D. has served on our board of directors since February 2018. Dr. Weaver served as President and then Chief Executive Officer of KEPRO, a technology enabled healthcare services company, from July 2018 until the successful sale of the company in December 2022. She previously served as the Chief Executive Officer of C3 HealthcareRX and as the Founder and President of Transformation Health Partners, LLC. Dr. Weaver also served as the Chief Medical Officer for Blue Cross Blue Shield of North Carolina from 2014 to 2015 after serving as the Vice President, Health Delivery Redesign from 2012 to early 2014. Prior to joining Blue Cross Blue Shield of North Carolina, Dr. Weaver served in various leadership roles at WakeMed Health & Hospitals, including Executive Vice President, Medical Affairs. Dr. Weaver also previously served as an Executive Director and Physician and founding member for Alliance Medical Ministry, a 501(c)(3) providing medical care to the working uninsured of Wake County, North Carolina. She holds an M.D. from Duke University School of Medicine and a B.S. in Psychology from Duke University.

David S. Williams III has served on our board of directors since July 2020. Mr. Williams is a serial entrepreneur and currently co-founder and CEO of Care3, a digital health equity solution for health plans and providers. Prior to Care3, Mr. Williams was Co-Founder and CEO of InvolveCare (funded by Aetna) and a Founding Executive of PatientsLikeMe (acquired by United Health Group). He has also held corporate positions at Eli Lilly and Company and Deloitte. Mr. Williams also currently serves on the board of directors of Lifespace Communities, Inc., a private senior living company with 14 locations in seven states. Mr. Williams is a Henry Crown Fellow of The Aspen Institute and a member of the Aspen Global Leadership Network. Mr. Williams earned a BS in Economics and Entrepreneurial Management from The Wharton School of the University of Pennsylvania and an MBA in Digital Strategy with a certificate in Corporate Governance from the UCLA Anderson School of Management.

Dale Wolf has served on our board of directors since the closing of the Business Combination. Mr. Wolf has served as a member of the board of directors of EHealth, Inc. since 2019. He has also served as a member of the board of directors of Molina Healthcare, Inc. since 2013 and as chairman of the board since 2017. Mr. Wolf served as the President and Chief Executive Officer of Onecall Care Management Inc. from January 2016 to February 2019 and as executive chairman from September 2015 to January 2016. Mr. Wolf served as the President and Chief Executive Officer of DBW Healthcare, Inc. from January 2014 to June 2018. Mr. Wolf served as the executive chairman of Correctional Healthcare Companies, Inc., a national provider of correctional health care solutions, from December 2012 to July 2014. From 2005 to 2009, Mr. Wolf served as Chief Executive Officer of Coventry Health Care, Inc., a diversified national health care company, and served as the Executive Vice President, Chief Financial Officer and Treasurer of Coventry Health Care, Inc. from 1996 to 2005. Mr. Wolf was also a member of the boards of directors of Correctional Healthcare Companies, Inc. from 2012 to 2014, Coventry Healthcare, Inc. from 2005 to 2009 and Catalyst Health Solutions, Inc. from 2003 to 2012. Mr. Wolf graduated from Eastern Nazarene College with a Bachelor of Arts degree in Mathematics, with honors, and from the MIT Sloan School Senior Executive Program. He has also been a fellow in the Society of Actuaries since 1979.

The following is biographical information as of April 30, 2025 for each of our continuing directors:

Gregory Belinfanti has served on our board of directors since September 2021. Mr. Belinfanti is a Senior Managing Director and a member of the Investment Committee at One Equity Partners. During his tenure at OEP, Mr. Belinfanti has worked on a number of investments in the healthcare and business services industries and has led many of OEP’s healthcare transactions. Mr. Belinfanti is a member of the Board of Directors of InfuCareRx, Montgomery Transportation, Ernest Health and AMT, and has previously been a member of the Board of Directors of The Results Companies, PS Logistics, Apollo Health Street, ArthroCare, Celltrion Healthcare, EGS, OneLink, Prodigy, Simplura Health Group, and Systagenix. Prior to joining OEP, Mr. Belinfanti served as a Vice President in the Investment Banking division of Lehman Brothers, specializing in Global Healthcare. Mr. Belinfanti received his B.A. in Politics from New York University and his J.D. from Harvard University.

Suzanne Foster has been the Chief Executive Officer of the Company since May 2024. She is a global leader with more than 25 years of experience in the healthcare industry. Prior to AdaptHealth, Ms. Foster served as President of Beckman Coulter Life Sciences for Danaher Corporation, a global science and technology innovation company located in Washington, DC, from April 2022 until May 2024. Ms. Foster also served as President of At Home Solutions for Cardinal Health, Dublin, Ohio, a global, integrated healthcare services and products company, from January 2020 until April 2022, as President of Stanley Healthcare, Waltham, Massachusetts, a healthcare technology operating division of Stanley Black & Decker, from April 2018 until January 2020, and as a general manager of Medtronic Advanced Energy (“Medtronic”), a medical device company, from August 2011 until March 2018. Ms. Foster formerly served as Vice President of Global Business Operations at Salient Surgical Technologies, a medical device company later acquired by Medtronic. She was also formerly employed as an attorney at the law firms of Holland & Knight and Wiggin & Nourie, and she served as Vice President of Legal & Compliance for the Elliot Health System. In 2017, Ms. Foster was appointed to the University System of New Hampshire Board of Trustees by New Hampshire Governor Chris Sununu. She also currently serves on the board of Perimeter Medical Imaging AI, Inc., since 2018, and on multiple boards of private medical technology companies. Ms. Foster holds a B.A. in Communication from the University of New Hampshire, an M.Ed in Psychology from Notre Dame College, a J.D. from Suffolk University Law School, and a Master of Public Health in Law and Health Policy from Harvard T.H. Chan School of Public Health.

Diana Nole has served on our board of directors since October 2024 and has over 18 years of senior leadership experience in the Healthcare AI and Healthcare IT industries. She most recently served as the Executive Vice President and General Manager of the Healthcare division of Nuance Communications, a Microsoft Cloud & AI company that provides AI-driven clinical documentation creation, clinical revenue cycle integrity and diagnostic radiology cloud solutions to the global healthcare industry. In this role, she worked to accelerate recuring revenue growth, successfully completed the divestiture of a declining business segment and developed the leadership team and culture in an effort to create sustainable growth and innovation. She has also served as the CEO of Wolter Kluwers’ Healthcare division from September 2015 to May 2020, president of Carestream’s Digital Medical Solutions business from August 2007 to August 2015, and vice president of strategy, product management, and marketing for Eastman Kodak’s Healthcare Information Technology Solutions business. Ms. Nole has dual degrees in Computer Science and Math from the State University of New York at Potsdam and earned her MBA from the University of Rochester’s Simon School.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025 and has further directed that the selection of the independent registered public accounting firm be submitted for ratification by our stockholders at the Annual Meeting. KPMG LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries and that it has had, during the last three years, no connection with the Company or any of its subsidiaries other than as our independent registered public accounting firm and certain other activities as described below.
Neither our bylaws nor our other organizational documents or applicable law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests or those of our stockholders.
KPMG LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions from stockholders.
Independent Registered Public Accounting Firm
KPMG LLP, which served as our independent registered public accounting firm for the fiscal years ended December 31, 2024 and 2023, provided audit and tax services to us during those fiscal years. The following table presents fees for professional services rendered by our independent registered public accounting firm:

Type of Fees	Fiscal 2024	Fiscal 2023
Audit Fees	$5,124,285	$5,415,883
Audit-Related Fees	—	—
Tax Fees	963,541	1,301,287
All Other Fees	—	—
Total	$6,087,826	$6,717,170
Audit Fees
This category includes fees associated with our annual audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting and the review of our quarterly reports on Form 10-Q. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, and the review of our SEC regulatory filings.
Audit-Related Fees
There were no audit-related fees billed to us for 2024 or 2023.
Tax Fees
This category includes fees for services provided for tax compliance, tax planning and advice on mergers and acquisitions.
All Other Fees
There were no other fees billed to us for 2024 or 2023.
Audit Committee Pre-Approval Policies and Procedures
Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee. The authority to grant pre-approvals of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All of such services and fees were pre-approved during the fiscal year ended December 31, 2024 and 2023.

Vote Required for Approval
The approval of the ratification of appointment of KPMG LLP requires the affirmative vote of a majority of the votes cast by the holders of outstanding Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2. Failure to vote by proxy or to vote in person at the Annual Meeting or an abstention from voting will have no effect on the outcome of the vote on the ratification of appointment of KPMG LLP.
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE RATIFICATION OF SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2025.

PROPOSAL NO. 3 — SAY-ON-PAY
Background
Section 14A of the Exchange Act requires us to request stockholder approval, on an advisory basis, of the compensation paid to our named executive officers (“NEOs”) as disclosed pursuant to the SEC’s compensation disclosure rules. This proposal is commonly known as a “say-on-pay” proposal.
As part of our Compensation Committee’s efforts to ensure that the interests of our NEOs are aligned with those of our stockholders, our Compensation Committee will consider the results of this “say-on-pay” vote on executive compensation. Our Compensation Committee will consider stockholder feedback when reviewing, designing and implementing our executive compensation program.
The Compensation Discussion and Analysis beginning on page 22 of this proxy statement sets forth detailed information about our executive compensation program. As discussed there, our executive compensation program is designed to:
•Link pay with performance
•Provide an appropriate mix of fixed and at-risk compensation to attract and retain key talent who thrive in a results-driven environment
•Set competitive pay levels to effectively attract and retain key talent
Consistent with these goals our executive compensation program emphasizes performance-based pay, with 2024 metrics including absolute company stock price performance, Adjusted EBITDA, Free Cash Flow, and relative total shareholder return (“TSR”).
Vote Required for Approval
You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the non-binding approval of our fiscal 2024 executive compensation. The affirmative vote of a majority of all votes cast at the Annual Meeting or by proxy is required to approve this non-binding advisory proposal. For purposes of this non-binding advisory vote, any shares not voted (whether by abstention, broker non-vote, or otherwise) will not be counted as a vote cast and will have no impact on the result of the vote, although abstentions will count toward the presence of a quorum.
The vote of the stockholders with respect to this proposal is an advisory vote, and the results will not be binding on our board of directors. However, the board of directors and our Compensation Committee, which is composed entirely of independent directors, will consider the outcome of the vote when making future decisions regarding executive compensation.
As an advisory vote, this proposal is not binding upon the Company. However, our Compensation Committee will use stockholder feedback, both as expressed by your “say-on-pay” vote and as provided directly to us, as an important consideration in making future NEO compensation decisions.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THE FOLLOWING RESOLUTION:
RESOLVED, THAT THE STOCKHOLDERS OF THE COMPANY APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR FISCAL YEAR 2024, AS DISCLOSED WITHIN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE EXCHANGE ACT (ITEM 402 OF REGULATION S-K), WHICH DISCLOSURE INCLUDES THE COMPENSATION DISCUSSION AND ANALYSIS, SUMMARY EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE INFORMATION CONTAINED IN THIS PROXY STATEMENT.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors and Terms of Office of Officers and Directors
Our stockholders voted to approve the elimination of our classified board structure at the 2024 Annual Meeting and, continuing with this Annual Meeting, we are phasing out the three-year staggered terms of our directors and transitioning to the annual election of all of our directors, so that by the 2026 Annual Meeting, the Board will be completely declassified and all directors will stand for election annually.
Beginning at the 2024 Annual Meeting directors were elected for one-year terms. The terms of office of the current Class III directors, consisting of Messrs. Coppens and Wolf and Dr. Weaver, expire at this Annual Meeting and will expire annually thereafter. The terms of office of the former Class II directors, consisting of Messrs. Connors, Lundberg and Williams expire annually beginning with our 2024 Annual Meeting of stockholders and, if reelected, will expire annually thereafter. The terms of office of the Class I directors, consisting of Mr. Belinfanti and Mmes. Foster and Nole, will expire at the 2026 Annual Meeting and, if reelected, will expire annually thereafter.
Pursuant to the terms of the Deerfield Subscription Agreement, Deerfield was entitled, at the closing of the Business Combination, to designate for nomination by us for election one director to serve on our board of directors. Deerfield designated Dr. Susan Weaver.
Pursuant to the terms of the BlueMountain Board Designee Rights Letter Agreement, the BlueMountain Entities or their permitted transferees holding a majority of the outstanding principal amount under the BM Notes had the right to designate and nominate for election one director to our board of directors. BlueMountain’s designee was Dale Wolf.
Pursuant to the terms of the OEP Investment Agreement, for as long as OEP holds beneficial ownership of at least 25% of the shares of capital stock of the Company purchased thereunder, OEP has the right to designate and nominate for election one director to our board of directors. OEP’s initial designee was Brad Coppens. OEP’s sole current designee is Gregory Belinfanti.
Pursuant to the terms of the AeroCare Merger Agreement, for so long as Peloton Equity AeroCare SPV I, L.P. and SkyKnight Aero Holdings, LLC or an affiliate thereof (the “AeroCare Sellers”) hold in the aggregate among them at least 35% of the share consideration issued to them under the AeroCare Merger Agreement, on an as-converted basis, the AeroCare Sellers have the right to nominate one director to our board of directors. The AeroCare Sellers’ designee is Ted Lundberg.
The Board held nine meetings during 2024. No incumbent director attended fewer than 75% of the meetings of the board of directors and no incumbent director attended fewer than 75% of the meetings of the committees of the board of directors on which he or she served (in each case, which were held during the period for which such incumbent director was a director). Six of our incumbent directors attended the prior year’s annual meeting. We do not have a policy mandating director attendance at annual meetings of our stockholders, but we strongly encourage directors to attend.
Officers are appointed by our board of directors and serve at the discretion of our board of directors, rather than for specific terms of office.
Director Independence
Our shares of Common Stock are listed on the Nasdaq Capital Market and trade under the symbol “AHCO” and we are subject to Nasdaq listing standards. Nasdaq Listing Rule 5605 requires a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate compliance and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2), a director will qualify as an “independent director” only if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has undertaken a review of the composition of our board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. Belinfanti, Connors, Coppens, Lundberg, Williams, and Wolf, Ms. Nole and Dr. Weaver, representing eight of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq Listing Rule 5605(a)(2).
Our board of directors also determined that Messrs. Connors, Coppens, Lundberg, and Wolf and Ms. Nole, who comprise our Audit Committee, Messrs. Belinfanti, Coppens, Williams, and Dr. Weaver, who comprise our Compensation Committee, and Messrs. Belinfanti, Connors, Lundberg, and Williams and Dr. Weaver, who comprise our Corporate Compliance and Governance Committee, satisfy the independence standards for such committees established by the Securities and Exchange Commission, or the SEC, and Nasdaq listing standards, as applicable. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including beneficial ownership of our capital stock.
Board Leadership Structure and Role in Risk Oversight
Dale Wolf serves as the Chairman of our Board, and Suzanne Foster serves as our Chief Executive Officer. We generally believe that the most effective leadership structure is to have separate Chair of the Board and Chief Executive Officer positions because this allows the board of directors to benefit from having multiple strong voices bringing separate views and perspectives to meetings. Our Corporate Governance Guidelines provide that the Board may appoint an independent director to serve as “Lead Independent Director” for a one-year term if the individual elected as Chair is not an independent director.
Our board of directors is responsible for overseeing the overall risk management process at the Company. Risk management is considered a strategic activity within the Company, and responsibility for managing risk currently rests with executive management while the Board participates in the oversight of the process. The oversight responsibility of our Board is enabled by management reporting processes designed to provide visibility to the Board about the identification, assessment, and management of critical risks. Those areas of focus include strategic, operational, financial and reporting, compliance and other risks. Our Audit Committee enhances the Board’s oversight of risk management and discusses with management, the independent auditor and the internal auditor policies with respect to risk assessment and risk management, including significant operating and financial risk exposures and the steps management has taken to monitor, control and report such exposures. Further, our Compensation Committee enhances the Board’s oversight of risk management by considering the impact of the Company’s compensation policies and plans, and the incentives created by the Company’s compensation policies and plans, on the Company’s risk profile. Our Corporate Governance and Compliance Committee represents and assists the Board with the Company’s director nominations process and procedures, develops and maintains the Company’s corporate governance policies and related matters, oversees the Company’s environmental, social and corporate governance strategy and initiatives and oversees the Company’s activities in the areas of corporate responsibility and compliance to assist the Board in fulfilling its fiduciary responsibilities.
Committees of the Board of Directors
The standing committees of our board of directors currently consist of an Audit Committee, a Compensation Committee, and a Corporate Compliance and Governance Committee. Each committee reports to the board of directors as it deems appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below.
Audit Committee
Our Audit Committee consists of Terence Connors, who serves as the Chair of the Audit Committee, Brad Coppens, Ted Lundberg, Diana Nole and Dale Wolf. Under Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the Audit Committee, all of whom must be independent. We have determined that each of Messrs. Connors, Wolf, Lundberg and Coppens and Ms. Nole qualifies as independent under Nasdaq listing standards and applicable SEC rules with respect to Audit Committee membership. We have also determined that Mr. Connors qualifies as an “Audit Committee Financial Expert” as defined in applicable SEC rules. During fiscal year 2024, our Audit Committee met five times, including telephonic meetings.
The Audit Committee charter, which is available on our website at https://www.adapthealth.com/investorrelations, details the principal functions of the Audit Committee, including:

•the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us; pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
•reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;
•reviewing and discussing with the General Counsel, Chief Compliance Officer, and/or any other senior-level management representative, as the committee deems necessary, the accuracy of public disclosures with respect to material investigations involving the Company’s officers and directors that are required to be disclosed under state and/or federal laws and regulations (if any);
•setting clear hiring policies for employees or former employees of the independent registered public accounting firm;
•setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
•obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
•reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S K promulgated by the SEC prior to us entering into such transaction;
•reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities;
•reviewing and assessing the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled; and
•overseeing the adequacy and effectiveness of the Company’s monitoring of and system of internal controls over cybersecurity matters.
Compensation Committee
Our Compensation Committee consists of Gregory Belinfanti, Brad Coppens, David Williams and Susan Weaver, and Mr. Coppens serves as Chair of the Compensation Committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the Compensation Committee, all of whom must be independent. We have determined that each of Messrs. Coppens, Williams and Belinfanti, and Dr. Weaver qualifies as independent under Nasdaq listing standards and applicable SEC rules. Our Compensation Committee held five meetings during 2024. The Compensation Committee charter, which is available on our website at https://www.adapthealth.com/investorrelations, details the principal functions of the Compensation Committee, including:
•reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation in executive session at which the Chief Executive Officer is not present;
•reviewing and approving the compensation of all of our other executive officers;
•reviewing our executive compensation policies and plans;
•implementing and administering our equity-based remuneration plans;

•assisting management in complying with our SEC filings;
•approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
•producing a report on executive compensation to be included in our annual proxy statement; and
•reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The Compensation Committee is responsible for determining appropriate compensation levels and arrangements for our executive officers and directors, ensuring that our compensation program is consistent with our compensation philosophy and peer company practices. In making these determinations, the Compensation Committee considers each executive officer’s individual performance, the recommendations of our Chief Executive Officer, and additional factors, such as the executive officer’s responsibilities, experience level and tenure. In addition, the Compensation Committee continued to engage ClearBridge Compensation Group (“ClearBridge”) as its independent compensation advisor in 2024 as described in the Compensation Discussion and Analysis on page 22 of this proxy statement.
In determining the levels and mix of executive and director compensation, our Compensation Committee does not generally rely on formulaic guidelines, but rather maintains a flexible approach to compensation determinations, which allows it to adapt the various elements of compensation to motivate individual executives and achieve our specific strategic and financial goals. The Compensation Committee then approves, with any modifications it deems appropriate, base salaries, target annual incentive bonuses and grants for our executive officers and directors, as applicable.
The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC. Other than the engagement of ClearBridge described above, the Compensation Committee has not retained a compensation consultant to recommend or assist in determining the amount or form of executive or director compensation.
The Compensation Committee may delegate to any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances.
Corporate Compliance and Governance Committee
The Nominating and Governance Committee of 2024 was renamed the Corporate Compliance and Governance Committee in 2024. Our Corporate Compliance and Governance Committee is responsible for, among other matters: (i) identifying individuals qualified to become members of our board of directors consistent with criteria approved by our Board; (ii) assessing the composition and functioning of the Board and its committees; (iii) developing and maintaining the Company’s corporate governance policies and any related matters required by the federal securities laws; (iv) overseeing the Company’s environmental, social and corporate governance strategy and initiatives; (v) overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and (vi) periodically assessing and making recommendations to the Board regarding management’s implementation of the Compliance Program elements.
Our Corporate Compliance and Governance Committee consists of Gregory Belinfanti, Terence Connors, Ted Lundberg, who serves as Chair of the committee, David Williams and Dr. Susan Weaver. We have determined that each of Messrs. Connors, Williams, Lundberg, Belinfanti and Dr. Weaver qualifies as independent under Nasdaq listing standards and applicable SEC rules. Our Compliance Committee met four times in 2024, and our Nominating and Corporate Governance Committee met four times in 2024, before being combined into the Corporate Compliance and Governance Committee. The written charter for the Corporate Compliance and Governance Committee is available on our website at https://www.adapthealth.com/investorrelations.
Subject to the OEP Investment Agreement and the AeroCare Merger Agreement discussed elsewhere in this proxy statement, which provide certain of our stockholders with rights to designate director nominees, the Corporate Compliance and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. In recommending director nominees to the Board apart from those nominees designated pursuant to the OEP Investment Agreement and the AeroCare Merger Agreement, the committee solicits candidate recommendations from its own members, other directors and management. The committee assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, and the designation provisions of the OEP Investment Agreement and the AeroCare Merger Agreement do not apply, the committee considers whether to fill those vacancies and, if applicable, considers various potential director candidates. The committee evaluates any such candidates at regular or special meetings of the committee, and such candidates may be considered at any point during the year.
Three of our directors are female and six are male, and two are people of color. The Corporate Compliance and Governance Committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a Corporate Compliance and Governance Committee-recommended nominee. The committee seeks to ensure that the membership of the Board and each committee of the Board satisfies all relevant Nasdaq listing standard requirements and applicable laws and regulations and all requirements of our organizational documents. The nature of the specific qualifications, qualities, experience or skills that the committee may look for in any particular director nominee who is not a designee under the OEP Investment Agreement or the AeroCare Merger Agreement depends on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the Board. In addition, on an annual basis, the committee evaluates the composition of the Board by (a) assessing the skills and expertise that are currently represented on the Board as a whole, and in individual directors, as well as the skills and experience that the Board may find valuable in the future and (b) assessing the effectiveness of the efforts to seek a diversity of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board.

The Corporate Compliance and Governance Committee also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next Annual Meeting. Our stockholders that wish to nominate a director for election to our Board should follow the procedures set forth in our bylaws.
Code of Ethics and Committee Charters
We have adopted a Code of Ethics applicable to our directors, officers and employees. Our Code of Ethics, Audit Committee charter, Compensation Committee charter and Corporate Compliance and Governance Committee charter are available free of charge on our corporate website at https://www.adapthealth.com/investorrelations. The information on our website does not constitute part of this proxy statement. In addition, a copy of our Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics on our corporate website at the address above.

REPORT OF THE AUDIT COMMITTEE
Our management has primary responsibility for establishing and maintaining effective internal control over financial reporting and preparing our consolidated financial statements and disclosures. KPMG LLP, our independent registered public accounting firm for 2024, was responsible for performing an independent audit of our consolidated financial statements and expressing opinions on the conformity of our consolidated financial statements with generally accepted accounting principles in the United States and on the effectiveness of our internal control over financial reporting. Our Audit Committee oversaw the performance of these responsibilities by KPMG LLP and management, including the processes by which these responsibilities are fulfilled.
Our Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2024 and discussed them with our management and KPMG LLP.
Our Audit Committee has also received from, and discussed with, KPMG LLP various communications that KPMG LLP is required to provide to our Audit Committee, including the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.
In addition, our Audit Committee has received the written disclosures and a letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with our Audit Committee concerning independence, and has discussed with KPMG LLP their independence.
Based on the review and discussions referred to above, our Audit Committee has recommended to the board of directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2024, filed by us with the SEC.
Respectfully submitted,
The Audit Committee of the Board of Directors
Terence Connors, Chair
Brad Coppens
Ted Lundberg
Diana Nole
Dale Wolf

The material in this report is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference in any filing of AdaptHealth Corp. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Corporate Governance Reforms
As previously disclosed, the Company and certain of its current and former officers were named in a class action complaint filed in the U.S. District Court for the Eastern District of Pennsylvania on July 29, 2021. In February 2024, the Company and the other defendants entered into a Stipulation and Agreement of Settlement with the Class Action plaintiff, which was subsequently approved by the court (the “Securities Settlement”) and included certain corporate governance reforms, including (i) the complete declassification of the Board by 2026, (ii) no single trigger accelerated vesting provisions in future contracts with Company officers, (iii) the creation of a “Lead Independent Director” role that the Board may elect if the Chair is not independent, (iv) amendments to the Bylaws that allow for shareholder access to the Company’s proxy materials and (v) a resignation policy requiring directors that receive more “Withheld” votes than “For” votes to offer their resignations, which the Board may accept or reject at its discretion.

EXECUTIVE AND DIRECTOR COMPENSATION
Identification of Executive Officers
The following table sets forth the name, age and position of each of our executive officers as of April 30, 2025:

Name	Age	Position
Suzanne Foster	55	Chief Executive Officer
Jason Clemens	47	Chief Financial Officer
Albert Prast	64	Chief Technology Officer
Christine Archbold	51	Chief Accounting Officer
Toby Scott Barnhart	57	Chief Operating Officer
Richard Rew	57	Chief Legal Officer, General Counsel & Secretary
Russell Schuster	48	Chief Commercial Officer
The following is biographical information as of April 30, 2025 for our executive officers other than Ms. Foster, whose biographical information appears above in Proposal 1 — Election of Directors.
Christine Archbold joined AdaptHealth in 2022 as AdaptHealth’s Senior Vice President of Corporate Accounting. Ms. Archbold was promoted to Chief Accounting Officer and principal accounting officer in March 2023. Ms. Archbold previously has held a variety of senior financial management positions, including Chief Accounting Officer and Global Corporate Controller at Clarivate from 2017 to 2022, Global Controller (from 2014 to 2017) and Director of Financial Reporting (from 2011 to 2014) at Houghton International. In these roles, Ms. Archbold had overall responsibility for the controllership, financial reporting, and systems of internal controls. Prior to joining Houghton International in 2011, Ms. Archbold was an auditor with the accounting firm of Ernst & Young LLP. Ms. Archbold holds a B.S. in Accounting from Saint Joseph’s University.
Richard Rew has been the Chief Legal Officer and General Counsel of the Company since January 2025. Mr. Rew joined the Company from Human Power of N Company (HumanN), a leading dietary supplement company where he is currently a Board Advisor, and previously served as Chief Legal Officer and General Counsel from August 2024 to December 31, 2024. Mr. Rew served as Chief Legal Officer of Tabula Rasa Healthcare, a specialty pharmacy, from April 2023 until its sale to CarePathRx in November 2023; Senior Vice President & General Counsel of IsoPlexis, a leader in functional single-cell proteomics, from October 2021 until its sale to Berkely Lights, Inc. in March 2023; and as Senior Vice President & General Counsel of Luminex Corporation, a leading biological testing company, from 2015 until its sale to DiaSorin in July 2021. Mr. Rew also served as Chief Compliance Officer of Luminex from February 2021 until the sale of the Company to DiaSorin. Mr. Rew was previously in the legal department at ArthroCare Corporation, a medical device company, serving as Vice President, Legal Affairs, from 2006 to 2009 and then as Senior Vice President & General Counsel, from 2009 until its sale to Smith & Nephew in 2014. Mr. Rew resides in Austin, Texas and is a member of the State Bar of Texas and serves on the Board of Directors of the Austin Bar Foundation. He received a B.A. From the Plan II Honors Program at the University of Texas at Austin and a J.D. from the University of Oklahoma College of Law.
Jason Clemens joined AdaptHealth in 2020 from MEDNAX, Inc, a national provider of health solutions to hospitals, health systems, and healthcare facilities, where he served as Senior Vice President and Operations Chief Financial Officer. Over a nine-year career at MEDNAX, Mr. Clemens held positions of increasing responsibility in operations management and finance. Prior to joining MEDNAX, Mr. Clemens gained experience with the United States Army, supporting the Republic of Korea Army in Wonju, South Korea. He later served in progressive roles within operations management and finance at Accenture, Lennar, and Ryder. Mr. Clemens holds a B.S. in Industrial Engineering from Lehigh University, and an M.S. in Finance and an M.B.A. from the Indiana University Kelley School of Business. He is also a Chartered Financial Analyst (CFA) and a Certified Six Sigma Blackbelt.
Albert Prast joined AdaptHealth in February 2021. Mr. Prast has worked in management roles in the information technology industry for 25 years, specifically as the executive leader of technology vision, strategy, and execution for a number of healthcare companies. Currently, Mr. Prast serves as the Chief Technology Officer of AdaptHealth. Previously, Mr. Prast served as the chief information and chief technology officer for AeroCare. At AeroCare, Mr. Prast focused on implementing technology solutions to enhance efficiency and create a competitive advantage in an industry that has historically relied on paper-based operations. Mr. Prast is also an active investor and advisor to healthcare technology companies and serves on a number of boards, including DataLink Software, ClinOne, RxREvu, ClearSense, and Rancho Family Medical Group.

Toby Scott Barnhart joined AdaptHealth in 2024 as Chief Operating Officer. Prior to that, from September 2022 until September 2024, Mr. Barnhart served as the Chief Operating Officer of Qurate Retail Group (“Qurate”), a world leader in video commerce across linear TV, e-commerce sites, digital streaming and social platforms. Prior to Qurate, Mr. Barnhart served as president of Global Medical Products & Supply Chain at Cardinal Health from July 2018 to December 2021 and as President, Global Supply Chain & Group Purchasing Organizations at Aramark from April of 2014 to July 2018. Mr. Barnhart also held senior supply chain positions at Conagra Brands and Diageo from September 2002 to April 2014. Early in his career, Mr. Barnhart advised other global companies as a consultant at PwC and E&Y. Mr. Barnhart serves on the Board of Directors of Common Threads. Scott earned his bachelor’s degree from Purdue University and his M.B.A. from the Kellogg School of Management at Northwestern University. Mr. Barnhart has significant international business leadership experience in global supply chain, manufacturing, procurement, customer service and product portfolio management at multiple Fortune 500 brands and similarly sized corporations.
Russell Schuster joined AdaptHealth in 2024 from Cardinal Health, where he most recently served as the President for Cardinal Health Canada since November 2020. During his time as President, the business experienced significant organic revenue growth and margin expansion through the implementation and execution of a multi-year strategic plan, refocused commercial strategy and implementation of operating efficiency programs. Previously, he held the role of Senior Vice President and led the Global Strategy and Business Development efforts for the Medical Segment at Cardinal Health. Mr. Schuster joined Cardinal Health in 2017 as a Vice President, Corporate Development with responsibility for identification and execution of M&A, Partnerships and Joint Ventures across the enterprise. Mr. Schuster has nearly 25 years' experience in corporate finance, strategy and M&A work and, immediately prior to joining Cardinal Health, he led corporate development efforts for Republic Services in Chicago, IL. Earlier in his career, Mr. Schuster was a Senior Vice President in investment banking advisory with Barclays (Lehman Brothers). Prior to that, he was with the Transaction Advisory and Corporate Audit groups at Ernst & Young LLP. Mr. Schuster received his M.B.A. from Northwestern University Kellogg School of Management's accelerated 1-Year program and his bachelor’s in Accounting/Business Law from Miami University (OH). He is a CPA and previously served on the Board of Directors for MedTech Canada and naviHealth, Inc. until its acquisition by Optum in 2020.

STOCK PERFORMANCE GRAPH
The following graph compares the yearly percentage change in cumulative total stockholder return of our common stock during the period from 2020 to 2024 with (i) the cumulative total return of the S&P 600 index and (ii) the cumulative total return of the S&P Healthcare Services Select Industry Index. The comparison assumes $100 was invested on December 31, 2020 in our common stock and in each of the foregoing indices and the reinvestment of dividends through December 31, 2024 (last trading day of the year). The stock price performance on the following graph is not necessarily indicative of future stock price performance.
This graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy into any filing under the Securities Act or under the Exchange Act, except to the extent that AdaptHealth specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
Indexed Returns

Company/Index	12/31/2020	12/31/2021	12/30/2022	12/29/2023	12/31/2024
AdaptHealth Corp.	$100.00	$65.12	$51.17	$19.41	$25.35
S&P Health Care Services Select Industry Index	$100.00	$109.45	$87.48	$91.50	$92.81
S&P 600 Index	$100.00	$125.27	$103.45	$117.81	$125.85

COMPENSATION DISCUSSION & ANALYSIS
This Compensation Discussion & Analysis section of our Proxy Statement provides a detailed description of our executive compensation programs, decisions, and associated governance for our Named Executive Officers (“NEOs”) in 2024. In this section of our Proxy Statement, “Committee” is a reference to the Compensation Committee.
Named Executive Officers
Title as of December 31, 2024, or, where applicable, the prior date of separation
Suzanne Foster(1)
Chief Executive Officer and Director
Jason Clemens
Chief Financial Officer
Albert Prast
Chief Technology Officer
Christine Archbold
Chief Accounting Officer
Toby Scott Barnhart(2)
Chief Operating Officer
Richard Barasch(3)
Former Interim Chief Executive Officer and Chairman of the Board
Joshua Parnes(4)
Former President and Director
Shaw Rietkerk(5)
Former Chief Operating Officer
_____________________
(1)Ms. Foster's employment as the Chief Executive Officer of the Company commenced on May 20, 2024.
(2)Mr. Barnhart's employment as the Chief Operating Officer of the Company commenced on September 23, 2024.
(3)Mr. Barasch ceased to serve as the Company’s Interim Chief Executive Officer on May 19, 2024, and ceased to serve as a special advisor to the Board effective June 30, 2024.
(4)Mr. Parnes was no longer employed by the Company effective August 31, 2024, and ceased to serve as a director of the Company effective December 31, 2024.
(5)Mr. Rietkerk ceased to serve as the Company's Chief Operating Officer effective September 23, 2024, and was no longer employed by the Company effective March 31, 2025.
EXECUTIVE SUMMARY
Year in Review and Alignment of Company Performance with Pay
2024 was another year of progress for the Company. A strong fourth quarter underscored our progress during the year and resulted in our fifth consecutive year of delivering top-line and bottom-line growth. Our scale and impact remain unmatched in the market, with nearly 10,500 employees servicing approximately 4.1 million patients across the United States. Our performance achievements for 2024 include the following:
•Net Revenue of $3.26 billion, which represented an increase of 1.9% over 2023.
•Adjusted EBITDA of $688.7 million, which represented an increase of 2.7% over 2023. Adjusted EBITDA is defined as EBITDA plus equity-based compensation expense, change in fair value of the warrant liability, goodwill impairment, loss on extinguishment of debt, litigation settlement expense, and certain other non-recurring items of expense or income.

•Both Cash Flow from Operations and Free Cash Flow increased over the prior year to $541.8 million (from $480.7 million) and $235.8 million (from $143.2 million), respectively, reflecting improved operational efficiency and management of capital expenditures. Free Cash Flow is defined as net cash provided by operating activities less cash paid for purchase of equipment and other fixed assets.
These achievements were reflected in executive pay outcomes for 2024, aligning with our focus on paying for performance:
•Annual cash bonuses were based on our achievement of Adjusted EBITDA (75%), Free Cash Flow (20%) and Compliance (5%) goals. Our 2024 Adjusted EBITDA results fell between the threshold and target goals, Free Cash Flow results were above the maximum goal, and our Compliance goals were achieved at 100% of target, resulting in an overall payout of 114.5% of the target for each of our NEOs who were bonus eligible. In 2024, we granted performance-vested restricted stock units (“PSUs”) that will generally vest based on the Company’s total shareholder return (TSR) relative to its peers (Relative TSR) for the performance period from February 1, 2024 through January 31, 2027 (or, a change in control, if earlier) (other than Ms. Foster’s PSUs which vest, if earned, on May 20, 2027, as further described in the “Grant of Plan-Based Awards” table).

•With the exception of Mr. Barasch, whose compensation reflects his temporary role as our Interim CEO as described below, our NEOs’ realizable pay is substantially lower than their grant-date pay, as indicated in the Pay Versus Performance section on page 54 of this Proxy Statement, reflecting stock price movement during the year.

Executive Transitions
Suzanne Foster

Following an extensive search process to hire a new Chief Executive Officer, on April 10, 2024, the Company entered into an employment agreement with Ms. Foster that governs the terms of her employment as the Company’s Chief Executive Officer. The Board appointed Ms. Foster to serve as the Company’s Chief Executive Officer and as a member of the Board, effective May 20, 2024. Prior to entry into the agreement, the Committee determined Ms. Foster’s compensation as Chief Executive Officer in consultation with its consultant, ClearBridge, and after considering relevant market data. As an incentive for Ms. Foster to accept the position with the Company, the Committee agreed to provide Ms. Foster with a make-whole equity award that would vest over two years to make her whole for awards that were forfeited upon her departure from her prior employer. The terms of Ms. Foster’s employment agreement are described further in the section labeled “Narrative to Summary Compensation Table — Executive Employment Agreements,” and her severance entitlements are described further in the section labeled “Potential Payments Upon Termination or Change in Control.”

Richard Barasch

Mr. Barasch, our former Interim Chief Executive Officer (“Interim CEO”), was party to a letter agreement with the Company, dated June 26, 2023, as amended and extended as of August 29, 2023, October 26, 2023, December 21, 2023, March 3, 2024 and April 15, 2024, pursuant to which Mr. Barasch agreed to serve as the Interim CEO, in successive two-month terms commencing on July 1, 2023, which interim period ended on May 19, 2024. Prior to entry into the letter agreement, the Committee determined Interim CEO compensation for Mr. Barasch in consultation with its consultant, ClearBridge, and after considering relevant market data. During the period of his employment as Interim CEO, Mr. Barasch was entitled to receive a base salary at a rate of $262,500 per month and was eligible to participate in the Company’s employee benefit programs offered to similarly situated employees. In connection with each two-month term, Mr. Barasch received a grant of restricted stock units covering a number of shares of the Company’s Common Stock with an aggregate grant date fair value of $175,000 (or, with respect to the final term of the Interim CEO period, $87,500), which vested at the end of each two-month term, subject to continued service through the applicable vesting date. Mr. Barasch did not participate in the Company’s annual and long-term incentive programs for executive officers, given the interim nature of his role. In his role as Interim CEO, he continued to consult with the Committee on compensation decisions other than those related to his own pay. Mr. Barasch ceased service as Interim CEO effective as of May 19, 2024. Commencing on May 20, 2024 and continuing through June 30, 2024 (the “Interim CEO Transition Period”), Mr. Barasch, in his role as Chair of the Board, assisted with the transition of the chief executive officer duties and responsibilities to Ms. Foster. For his advisory services during the Interim CEO Transition Period, Mr. Barasch was paid base compensation at a rate of $262,500 per month. Following the completion of the Interim CEO Transition Period, and in connection with his resignation as a director of the Company on June 30, 2024, Mr. Barasch did not receive any severance benefits.

Jason Clemens

After discussions with our Interim CEO, the Committee determined it to be in the Company’s best interest to better support Mr. Clemens’ long-term retention at the Company and provide him with a one-time grant of time-based restricted stock units on March 18, 2024, in addition to his 2024 annual equity grant. Prior to determining to provide a one-time grant of restricted stock units, the Committee, in consultation with ClearBridge, reviewed relevant market data including the impact of the annualized value of the one-time award on overall market position. Further, on April 15, 2024, the Company agreed to amend his employment agreement to provide him with an additional six months of cash severance benefits upon an involuntary termination of employment by the Company without cause or his resignation for good reason, as described in more detail in the section labeled “Potential Payments Upon Termination or Change in Control.” In an effort to create uniformity among the compensation arrangements of Ms. Foster’s direct reports, Mr. Clemens’ monthly automobile allowance was discontinued, effective January 1, 2025, pursuant to an amendment to his employment agreement, dated December 9, 2024. The terms of Mr. Clemens’ employment agreement are described further in the section labeled “Narrative to Summary Compensation Table — Executive Employment Agreements,” and his severance entitlements are described further in the section labeled “Potential Payments Upon Termination or Change in Control.”

Albert Prast

The Committee, in consultation with the Chief Executive Officer, sought to create uniformity among the employment arrangements with each of Ms. Foster’s direct reports to further enhance executive retention and to motivate our executive team to focus on the success of the Company. On October 30, 2024, the Company and Mr. Prast entered into a new employment agreement which governs his continued employment as Chief Technology Officer. No non-recurring or one-time payments were made in connection with the new employment agreement. The severance terms of Mr. Prast’s new employment agreement were modified to make them more consistent with the severance entitlements provided to other direct reports of Ms. Foster. Mr. Prast’s new employment agreement is described further in the section labeled “Narrative to Summary Compensation Table — Executive Employment Agreements,” and his severance entitlements are described further in the section labeled “Potential Payments Upon Termination or Change in Control.”

Toby Scott Barnhart

On August 1, 2024, the Company entered into an employment agreement with Mr. Barnhart that governs the terms of his employment as the Chief Operating Officer of the Company, effective September 23, 2024. Prior to entry into the agreement, the Committee determined Mr. Barnhart’s compensation as the Company’s Chief Operating Officer in consultation with its consultant, ClearBridge, and after considering relevant market data. The terms of Mr. Barnhart’s employment agreement are described further in the section labeled “Narrative to Summary Compensation Table — Executive Employment Agreements,” and his severance entitlements are described further in the section labeled “Potential Payments Upon Termination or Change in Control.”

Joshua Parnes

Following discussions initiated by our Chief Executive Officer, Mr. Parnes mutually agreed to resign from the Company as President effective August 31, 2024, after which he continued to serve as a non-executive member of the Board through December 31, 2024. On July 2, 2024, in connection with his resignation, the Company entered into a Transition Agreement with Mr. Parnes entitling him to separation benefits consisting of a cash severance payment of $2,500,000, a prorated target annual cash bonus in respect of the 2024 fiscal year (based on actual performance), subsidized COBRA coverage through December 31, 2024, and his then-outstanding equity awards were treated in accordance with the terms of the Second Amended and Restated AdaptHealth Corp. 2019 Stock Incentive Plan (as amended and restated from time to time, the “2019 Stock Incentive Plan” or “Plan”) and the applicable award agreements as though his employment was terminated by the Company without “cause” as of August 31, 2024. Further, in recognition of his continued service on the Board and to better align the commencement of the 90-day post-termination exercise period of Mr. Parnes’ outstanding stock options with the end of his service on the Board on December 31, 2024, the Committee agreed to extend the post-termination exercise period until 90 days following Mr. Parnes’ last day of service as a member of the Board. Full receipt of these benefits requires Mr. Parnes’ continued compliance with his restrictive covenants, including non-compete and non-solicit covenants that apply for 24 months following the effective date of his resignation and non-disparagement and confidentiality covenants that apply for an indefinite period. Mr. Parnes’ severance entitlements are described further in the section labeled “Potential Payments Upon Termination or Change in Control.”

Shaw Rietkerk

Following discussions initiated by our Chief Executive Officer, Mr. Rietkerk mutually agreed to resign as Chief Operating Officer effective as of September 22, 2024 and he transitioned to the role of Chief Business Officer through his separation date on March 31, 2025. On August 21, 2024, in connection with his transition and separation, the Company entered into a Transition Agreement with Mr. Rietkerk. In exchange for the right to continue employment through March 31, 2025, which allowed him to continue vesting in his then-outstanding equity awards granted pursuant to the Plan through March 31, 2025, Mr. Rietkerk agreed to waive his right to receive the 2024 target annual cash bonus opportunity and the contractual severance set forth in his offer letter. Instead, Mr. Rietkerk is entitled to severance of $750,000, subsidized COBRA coverage for the 12-month period following his separation date, and continued vesting in his then-outstanding equity awards granted pursuant to the Plan through March 31, 2025. Full receipt of these benefits requires Mr. Rietkerk’s continued compliance with his restrictive covenants, including non-compete and non-solicit covenants that apply for 12 months following his separation date and non-disparagement and confidentiality covenants that apply for an indefinite period. On December 9, 2024, Mr. Rietkerk further agreed to amend his transition agreement to reduce the annual rate of his base salary from $500,000 to $125,000, effective January 1, 2025. Mr. Rietkerk’s severance entitlements are described further in the section labeled “Potential Payments Upon Termination or Change in Control.”
Compensation at a Glance
Following a significant review and refresh of our executive compensation framework in 2021-2022, our 2024 program was relatively stable and continues to emphasize at-risk, results-driven pay with performance measures focused on key measures of our success in growing profitably and building sustainable value for our stockholders. The high support that our 2024 say-on-pay proposal received, with 96.8% of shares voted cast in favor, was a strong indication that our stockholders are supportive of our approach to executive compensation.

The 2024 target direct compensation mix for our current CEO (Ms. Foster) and other NEOs is illustrated below. Given the interim nature of his role, the chart below does not include the target direct compensation mix of our former Interim CEO (Mr. Barasch). The chart also does not include one-time, non-recurring payments or awards, such as the Make-Whole Inducement RSUs granted to Ms. Foster and the one-time time-based restricted stock unit award granted to Mr. Clemens (as described in further detail in the “Long-Term Incentives” table below). The majority (87%) of Ms. Foster’s target direct compensation is at-risk variable pay, with 72% consisting of equity incentive awards. For all other NEOs in 2024 (excluding former executives) at-risk variable pay represents an average of 76% of the target compensation mix, with an average of 54% consisting of equity incentive awards. Further, our target direct compensation mix is substantially performance-based with nearly 50% of our NEOs’ (excluding former executives) target direct compensation being tied to the achievement of preset and rigorous performance goals. The key design features are largely consistent across all currently employed NEOs.

(1)Excludes Mr. Barnhart since he only received RSUs during 2024 given his start date. These percentages also exclude Mr. Barasch, Mr. Parnes and Mr. Rietkerk as they are former executives of the Company.

Annual Incentive •100% payable in cash •Earned based on a combination of Adjusted EBITDA, Free Cash Flow, and Compliance
Annual Long-Term Incentives
•Granted an equal mix of PSUs and RSUs
•PSUs vest subject to continued employment and three-year cumulative Relative TSR performance
•RSUs vest subject to continued employment in three equal annual installments over a three-year period

COMPENSATION DESIGN
Compensation Philosophy and Alignment with Strategic Priorities
The Company is a national leader in providing patient-centered, healthcare-at-home solutions, including home medical equipment, medical supplies, and related services. To be successful in a competitive marketplace, we need to attract and retain talented employees who are aligned to our mission, vision and values, as well as effective leaders in the fast-paced and high-growth environment in which we operate. The Company’s compensation philosophy is to have a program that fully supports the Company’s attraction, retention, and stockholder alignment objectives, with an appropriate balance between achieving short-term results and creating long-term sustainable value for stockholders that reinforces and strengthens the linkage between pay and performance.

Principle	How we achieve this
Link pay with performance
✓Deliver the majority of an NEO’s pay in the form of at-risk, variable compensation(1)
✓Provide incentive opportunities that can be earned based on robust, simple, transparent, and holistic measures of enterprise-wide performance (currently Adjusted EBITDA, Free Cash Flow, Compliance, and Relative TSR)

Provide an appropriate mix of fixed and at-risk compensation to attract and retain key talent who thrive in a results-driven environment(2)
✓Deliver the majority of pay as at-risk and results-driven,(3) accounting for an average of 82% for our NEOs, excluding former executives
✓Deliver an average of 48% of each NEO’s compensation in performance-based pay, defined as annual bonus and PSUs (except as noted in footnotes 1 and 2 to this table)
✓Use a combination of PSUs and RSUs to balance performance-based pay and retention objectives, while collectively aligning with stockholders’ interests

Set competitive pay levels to effectively attract and retain key talent
✓Use an appropriate peer group to provide external context that informs pay decisions
✓Reference the market 50th percentile when setting total direct compensation opportunities (the sum of base salary, target bonus and annual equity awards), with positioning against market informed by a range of factors consistent with the Company’s compensation philosophy(4)

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(1)Excludes compensation paid to Mr. Barasch, given the interim nature of his role of Interim CEO during the portion of 2024 before Ms. Foster commenced employment.
(2)Pay mix and equity mix percentages based on target compensation packages effective in 2024 (excluding former NEOs and Mr. Barnhart who did not receive a grant of PSUs in 2024).
(3)“Results-driven” pay is considered as performance-based and/or equity-based compensation, the value of which moves in accordance with our stock price performance.
(4)The range of factors that the Committee might consider is detailed in the “Use of Market Data” section.
To ensure our executive compensation program appropriately balances pay-for-performance objectives, the Committee has elected to align incentive compensation with the following key metrics:

Performance metric	How this aligns with our strategic priorities
Adjusted EBITDA(1)	✓Measures our ability to grow profitability ✓Incentivizes top-line growth, prudent investment and cost management that translates to bottom-line value creation for our stockholders

Free Cash Flow(1)
✓Measures our ability to manage cash from operations after covering purchases of equipment and other fixed assets
✓Incentivizes prudent capital allocation and cash management that translates to value creation for our stockholders and our ability to manage debt obligations

Compliance	✓Reflects the importance of operating responsibly, and compliance with the guidelines set forth by the U.S. Department of Health and Human Services

Relative TSR
✓Aligns with stockholders’ interests
✓Assesses holistic company performance across all strategic priorities through the eyes of stockholders
✓Neutralizes impact of macroeconomic events and therefore measures our ability to create superior long-term value relative to peers

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(1)Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. See below for a reconciliation showing how these metrics are calculated from our 2024 consolidated audited financial statements.
The Company defines EBITDA as net income (loss) attributable to AdaptHealth Corp., plus net income (loss) attributable to noncontrolling interests, interest expense, net, income tax expense (benefit), and depreciation and amortization, including patient equipment depreciation.
The Company defines Adjusted EBITDA as EBITDA (as defined above) plus equity-based compensation expense, change in fair value of the warrant liability, goodwill impairment, loss on extinguishment of debt, litigation settlement expense, and certain other non-recurring items of expense or income.
The following unaudited table presents the reconciliation of net income (loss) attributable to AdaptHealth Corp., to EBITDA and Adjusted EBITDA for the year ended December 31, 2024 (in thousands):

Net income attributable to AdaptHealth Corp.	$90,422
Income attributable to noncontrolling interest	4,358
Interest expense, net	126,668
Income tax expense	41,239
Depreciation and amortization, including patient equipment depreciation	365,334
EBITDA	628,021
Equity-based compensation expense	14,880
Change in fair value of warrant liability	(4,021)
Goodwill impairment	13,078
Loss on extinguishment of debt	2,273
Litigation settlement expense	3,338
Other non-recurring expenses, net	31,088
Adjusted EBITDA	$688,657

Free Cash Flow is defined as net cash provided by operating activities less cash paid for purchase of equipment and other fixed assets.

The following unaudited table reconciles net cash provided by operating activities to free cash flow for the year ended December 31, 2024 (in thousands):

Net cash provided by operating activities	$541,839
Purchases of equipment and other fixed assets	(306,055)
Free cash flow	$235,784
Compensation Policies and Practices
In furtherance of good governance, there are a number of policies and practices applicable to NEOs that we embrace.

Practices we follow	Practices we avoid
✓Align pay outcomes with individual and company performance
✓Deliver the majority of executive compensation in at-risk pay
✓Reference 50th percentile of an appropriately sized Peer Group when making compensation decisions
✓Double-trigger vesting on a change in control
✓Operate robust share ownership guidelines and share retention requirements
✓Maintain a compensation recoupment policy compliant with Nasdaq exchange requirements
✓Engage an independent compensation consultant

✗No tax gross-ups
✗No discounting or repricing of equity awards
✗No excessive perquisites or benefits
✗No dividends or dividend equivalents are paid on unearned PSUs or RSUs
✗No single-trigger vesting on a change in control

COMPENSATION GOVERNANCE
Role of the Committee
The Committee, chaired by Brad Coppens, consists of four directors who are independent under Nasdaq listing standards and applicable SEC rules. The Committee is responsible for determining appropriate compensation levels and arrangements for our executive officers and directors, ensuring that our compensation program is consistent with our compensation philosophy and peer company practices. In making these determinations, the Committee considers each executive officer’s individual performance, the recommendations of our Chief Executive Officer (CEO) as applicable, and additional factors, such as the executive officer’s responsibilities, experience level and tenure.
The core duties of the Committee include, but are not limited to:
•Reviewing and approving annually the Company’s compensation philosophy;
•Reviewing and approving annually the compensation of our CEO and other executive officers, in particular the applicable corporate goals and objectives, evaluating performance in light of such goals and objectives, and determining the resulting compensation;
•Reviewing our executive compensation policies and plans;
•Implementing and administering our equity-based compensation plans;
•Assisting management in complying with our SEC filings;
•Approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
•Producing a report on executive compensation to be included in our annual proxy statement;
•Reviewing, evaluating, and recommending changes, if appropriate, to the compensation for our directors;
•Reviewing and recommending/approving changes, if appropriate, to the Committee charter; and
•Overseeing the Company’s Policy for Recovery of Erroneously Awarded Compensation and determining any actions in accordance with the policy.
Our CEO and other relevant members of the management team were invited to attend meetings, as applicable, although were not present when matters regarding their own compensation were discussed. The Committee considers the CEO's input as it relates to the compensation for other executive officers. The full Committee Charter can be found on the Investor Relations page of our website.
Stockholder Engagement
We are pleased that 96.8% of votes were cast in favor of our say-on-pay resolution at our 2024 Annual Meeting of Stockholders. This annual vote will provide the Committee regular insight into the views of our aggregate stockholder base, complementing feedback received during targeted outreach and informing future discussions on executive compensation program design.
Use of Consultants and Advisors
The Committee has the authority in its charter to retain or obtain the advice of a compensation consultant and other outside advisors. During 2024, the Committee retained ClearBridge as its independent consultant. The Committee assessed ClearBridge’s independence in accordance with SEC requirements and concluded that it continued to meet the criteria for independence.
ClearBridge advised and supported the Committee on various matters including, but not limited to, assistance with compensation packages for the new CEO, Chief Operating Officer, and General Counsel who were hired in 2024, executive and non-employee director compensation, an annual review of the compensation peer group, incentive design, completion of a compensation risk assessment, assistance with the development of the share request under the 2019 Stock Incentive Plan, assistance with CD&A and pay versus performance drafting, and regular updates to the Committee on market trends, changing practices, and legislation pertaining to compensation. ClearBridge reports directly to the Committee, attends meetings at the Committee’s direction, and with its permission, works with management to gain input and insight on compensation practices and compensation arrangements for certain individual employees.

Use of Market Data
The Committee conducts an annual review of the compensation peer group with ClearBridge, which is subsequently used to inform various decisions related to executive compensation.

How Peer Group companies were selected	How the Peer Group is used

•US-listed companies in the healthcare services industry, focused on those providing at-home healthcare equipment, services, and medical supplies
•Comparable size based on revenue (~1/3x – 3x range relative to the Company) and market capitalization (~1/5x – 5x relative to the Company)
•Competitors for talent
•Broader factors such as enterprise value, EBITDA, stock price performance, headcount, and peer-of-peer analysis, were also considered in approving the final Peer Group, but were not primary selection criteria

•Inform decisions on base salaries, target incentive opportunities and the total target direct compensation opportunity
•Determine the level of payout in respect of the Relative TSR performance condition
•Provide perspective on compensation policies and practices observed in relevant companies such as equity vehicles, equity mix, incentive metrics and stock ownership guidelines

During 2024, the compensation peer group was reviewed to inform 2024 and 2025 compensation decisions. Agiliti, Inc. was removed from the group due to transaction activity. There were no companies added to the group.

2025 Peer Group(1)
Former Peers (2024 only)	Consistent Peers (2024 and 2025)		New Peers (2025 only)
•Agiliti, Inc.	•Addus HomeCare Corporation •Alignment Healthcare, Inc. •AMN Healthcare Services, Inc. •Chemed Corporation •DENTSPLY SIRONA Inc. •Embecta Corp. •Encompass Health Corporation	•The Ensign Group, Inc. •ModivCare Inc. •Option Care Health, Inc. •Owens & Minor, Inc. •Patterson Companies, Inc. •Pediatrix Medical Group, Inc. •RadNet, Inc. •Select Medical Holdings Corporation	•None

(1)Established in 2024 to inform 2025 compensation decisions and to be used as the peer group for the relative TSR conditions applicable to 2025 PSU awards.
When insufficient data is available for the Peer Group, the independent consultant provides the Committee with survey data for relevant companies as an alternative and relevant point of reference.
As noted above, one of the primary uses of market data is to inform decisions that the Committee makes as it relates to executive officer compensation levels. In setting individual target direct compensation opportunities, the Committee references the 50th percentile market data for relevant roles in the Peer Group. However, the positioning of an individual’s target compensation relative to market will vary, taking account of a range of factors including: role scope and responsibilities; criticality; performance and potential; the prior experience and pay of the incumbent; internal equity; and company performance.
Compensation and Risk
The Committee has determined that the Company’s compensation policies and practices do not encourage excessive risk taking that is reasonably likely to have a material adverse effect on the Company. The Company maintains several policies that mitigate potential risks related to compensation, which are summarized below.

Stock Ownership Guidelines
Our executive officers are subject to stock ownership guidelines to further align their interests with those of our stockholders. The key features of the guidelines applicable to executive officers are summarized below.

Required Ownership	•CEO: 6x base salary •Other executive officers: 3x base salary, with Ms. Archbold at 1.5x base salary
Period to Comply	•Five years from becoming a covered person under the policy
Qualifying Equity Interests
•Stock owned by the officer, or in which the officer has an interest (e.g., shares that are jointly held with their spouse, or shares held in a trust in which the officer or a family member has an interest)
•Unvested time-based restricted stock or RSUs

Retention Requirement	•Retention of at least 50% of any after-tax shares acquired upon vesting or settlement of any company-issued equity awards, if the applicable guideline is not met within five years
All of our executive officers covered by the policy are either currently compliant with the policy or expected to be compliant within the required timeframe.
Compensation Recovery Policy
The Committee adopted the Policy for Recovery of Erroneously Awarded Compensation, effective October 2, 2023, in accordance with federal securities laws, SEC rules, and Nasdaq listing rules. This policy provides that, in the event of an accounting restatement, covered executives must repay or return the amount of compensation that is granted, earned, or vested based wholly or in part on a financial reporting measure that exceeds the amount that otherwise would have been received had it been determined based on the restated financial statements. No action was required under the policy during 2024.
Insider Trading Policy
Our Insider Trading Policy prohibits those covered by the policy, which includes all of our executive officers and directors, from engaging in short-term trading, short sales, options trading, trading on margin, pledging or hedging transactions. We provide training and distribute periodic reminders to our team members regarding this policy. Any exemption from this requires advance approval from the General Counsel. No exemptions have previously been granted to any executive officer.
2024 COMPENSATION DECISIONS AND OUTCOMES
Base Salary
Base salary is fixed cash compensation provided to our NEOs to reflect their day-to-day responsibilities taking into account, among other things, role scope and performance. As part of the Committee’s annual review process and to better support long-term retention, the Committee approved increases to base salary for executives who were employed by the Company at the time, including Ms. Archbold (from the rate of $350,000 to $375,000, effective January 1, 2024) and for Mr. Clemens (from the rate of $520,000 to $560,000, effective January 1, 2024, and from $560,000 to $650,000, effective March 18, 2024). No change was made to Mr. Prast’s base salary. Provided below are the 2024 annual base salaries for our NEO's, excluding former executives.

Executive	2024 Base Salary
Suzanne Foster	$900,000
Jason Clemens	$650,000
Albert Prast	$450,000
Christine Archbold	$375,000
Toby Scott Barnhart	$600,000

Annual Incentives
The annual incentive plan enables the Committee to incentivize and reward NEOs for the achievement of performance outcomes that drive the Company’s overall results. For 2024, the plan featured both financial and non-financial performance metrics.
In the first quarter of 2024, the Committee approved the original structure of the 2024 annual incentive program for NEOs then in place (excluding Mr. Barasch, who was serving as Interim CEO at the time and was not eligible for a bonus). This design included the following metrics:

Metric and Associated Weighting	Joshua Parnes	Shaw Rietkerk(1)	Other Eligible NEOs
FY2024 Adjusted EBITDA	75%	30%	50%
FY2024 Free Cash Flow	20%	20%	20%
FY2024 Compliance Assessment	5%	5%	5%
Individual Performance	—	45%	25%
Adjusted EBITDA Modifier	If Adjusted EBITDA is below target, the payout for all other metrics would be reduced by the Adjusted EBITDA payout.
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(1) Mr. Rietkerk waived his right to receive his 2024 bonus in connection with his termination of employment.
The Company hired Ms. Foster effective May 20, 2024. Upon joining the company, Ms. Foster's bonus was tied 75% to Adjusted EBITDA, 20% to Free Cash Flow, and 5% to Compliance objectives (subject to the Adjusted EBITDA modifier). Following the hiring of a new CEO and a broader management transition and reorganization, the Committee reviewed performance against the annual incentive framework. As part of that review, and in an effort to enhance alignment across the new executive team and reinforce the Company’s “OneAdapt” culture, the Committee elected to apply a consistent framework for the CEO and all of her direct reports. Specifically, the Committee determined that the criteria used to determine the extent to which the individual performance component was attained would be shifted to be based on the extent to which the Adjusted EBITDA component was achieved — and this shift resulted in mirroring the structure previously approved for the CEO. This change further aligned the team around shared objectives, emphasized the importance of Adjusted EBITDA, and reflected the evolving nature of individual priorities under the Company’s new leadership. Under the revised structure, which applied to all bonus-eligible NEOs, the metrics were weighted as follows:

Metric and Associated Weighting	All NEOs
FY2024 Adjusted EBITDA	75%
FY2024 Free Cash Flow	20%
FY2024 Compliance Assessment	5%
Adjusted EBITDA Modifier	--
Payout opportunities for the financial metrics ranged from 50% of target for threshold performance to 200% of target for maximum performance (with no payout for performance below threshold). The payout opportunity for the Compliance metric was capped at 100% of target. Performance against the Compliance metric was determined following a recommendation from the Compliance Committee based on its assessment of Company compliance.
In the first quarter of 2025, the Committee completed its assessment of company performance with reference to goals established in the first quarter of 2024. Provided below are the Adjusted EBITDA and Free Cash Flow goals for 2024.

	Below Threshold	Threshold	Target	Maximum	Actual	Payout (Before Adjusted EBITDA Modifier)
Adjusted EBITDA	< $625.5M	$625.5M	$695M	$764.5M	$688.7M	95.44%
Free Cash Flow	< $132.0M	$132.0M	$165.0M	$198.0M	$235.8M	200.00%
Payout (% of target)(1)	0%	50%	100%	200%

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(1)For performance between goals, straight-line interpolation was applied.
The Compliance goal was deemed to have been satisfied in accordance with expectations and achieved at 100% of target (before allocation of Adjusted EBITDA modifier), reflecting the Compliance Committee’s recommendation which was based on a holistic review of the Company’s overall compliance during the year.
As noted above, the 2024 annual incentive program also included a downward modifier tied to Adjusted EBITDA performance. If Adjusted EBITDA performance was below target, the Free Cash Flow and Compliance components were reduced proportionally. In 2024, this resulted in an adjustment to the Free Cash Flow and Compliance components, yielding a final calculated payouts of 95.44% for Adjusted EBITDA (75% weighting), 190.87% for Free Cash Flow (20% weighting), and 95.44% for Compliance (5% weighting), resulting in a final overall payout of approximately 114.52% of target for all bonus-eligible NEOs.

Executive(1)	Target Bonus (% of salary)	Target Bonus	Company Performance Achievement	2024 Actual Bonus
Suzanne Foster	120%	$1,080,000	114.52%	$1,236,857
Jason Clemens	100%	$650,000	114.52%	$744,405
Albert Prast	100%	$450,000	114.52%	$515,357
Christine Archbold	50%	$187,500	114.52%	$214,732
Toby Scott Barnhart	100%	$163,934	114.52%	$187,744
Joshua Parnes(2)	100%	$416,667	114.52%	$477,183
_____________________
(1)Mr. Barasch, former Interim CEO, was not eligible for an annual bonus. Pursuant to Mr. Rietkerk’s Transition, Separation and Release Agreement, in lieu of his right to receive his 2024 bonus and the severance benefits pursuant to the terms of his employment agreement, Mr. Rietkerk received a one-time lump sum severance payment of $750,000 following his March 31, 2025 separation date.

(2)Pursuant to his separation agreement, Mr. Parnes was entitled to a prorated 2024 annual bonus as part of his accrued severance.
Long-Term Incentives
During 2024, annual equity awards to our NEOs (other than our Interim CEO and Mr. Barnhart) were made in an equal combination of PSUs and RSUs. The number of shares is determined by dividing the target grant value by a 20-trading day volume weighted average price of the Company’s common stock as of the date immediately prior to the share determination date. In 2024, consistent with prior-year practice of making grants on or around February 1, the number of shares were determined as of January 31, 2024, with the grant formally being approved on February 5, 2024 by the Committee.

To manage share usage and in anticipation of a request for additional shares at the Company’s 2024 Annual Meeting of Shareholders on June 20, 2024, our 2024 annual equity grants for executives who were employed at the time were granted and approved by the Committee on February 5, 2024. However, the grant of PSUs were subject to, and contingent upon, the Company’s shareholders’ approval of the increase to the shares available for issuance under the Plan at the Company’s 2024 Annual Meeting of Shareholders on June 20, 2024. On March 28, 2024, after determining there were additional shares reserved in the Plan that were sufficient to grant a portion of the PSUs, the Committee approved the partial removal of the shareholder approval contingency with respect to 40% of the PSUs, effective March 31, 2024. On June 20, 2024, the shareholders approved the amendment to the Plan to increase the number of shares available for issuance and the shareholder approval contingency with respect to the remaining 60% of the PSUs was satisfied in full.

The number of shares for all components was determined using the January 31, 2024 volume weighted average price, in alignment with the Company's historical methodology. Due to the timing of approvals and accounting treatment, the values disclosed in the Summary Compensation Table may differ from the intended target values used for determining grants.

Except for the grant of awards made to certain NEOs as described in the “Grant of Plan-Based Awards” table below, the annual grant of PSUs granted in March and June 2024 will generally cliff vest on February 1, 2027, subject to certification of Relative TSR performance versus the 2024 peer group over the three-year performance period, and the annual grant of RSUs generally vest ratably in equal installments on the first, second and third anniversary of February 1, 2024. Except as otherwise noted in the “Potential Payments Upon Termination or Change in Control,” awards of PSUs and RSUs are generally subject to the recipient’s continued employment through each vesting date. Our Relative TSR goals for PSUs are shown below.

	Below Threshold	Threshold	Target	Maximum
Relative TSR rank	<25th Percentile	25th Percentile	50th Percentile	≥75th Percentile
Payout (% target)(1)	0%	50%	100%	200%
_____________________
(1)For performance between goals straight-line interpolation will be applied. For performance below threshold (i.e., ranking below the 25th percentile relative to peers), no vesting will occur.

Effective as of May 20, 2024, the Company granted Ms. Foster an RSU award with an aggregate grant date value of $4,900,000, determined based on the 20-trading day volume weighted average price of the Company’s common stock as of the day immediately prior to the grant date, in accordance with the Company’s historical grant practices (the “Sign-On Inducement RSUs”). The Sign-On Inducement RSUs are comprised 50% of time-based RSUs, which vest in equal annual installments over three years, and 50% of performance-based RSUs, which are eligible to vest between 0% and 200% of target based on the Company’s total shareholder return relative to the Company’s peer group over a three-year performance period, subject to Ms. Foster’s continued employment through the applicable vesting date. In addition to the Sign-On Inducement RSUs, Ms. Foster also received a one-time award of RSUs with a target value of $1,000,000 which was granted in replacement of compensation forfeited from her prior employer (the “Make-Whole Inducement RSUs” and, collectively with the Sign-On Inducement RSUs, the “CEO Inducement RSUs”). The award of Make-Whole Inducement RSUs vests in equal annual installments over the next two years. The CEO Inducement RSUs were granted outside of the 2019 Equity Incentive Plan as “inducement grants” (as such term is described in Nasdaq Listing Rule 5635(c)(4)) material to Ms. Foster agreeing to enter into employment with the Company.

		Equity Mix
Executive	Target Equity Value	PSUs	RSUs
Suzanne Foster(1)	$4,900,000	50%	50%
Jason Clemens(2)	$1,950,000	50%	50%
Albert Prast	$1,000,000	50%	50%
Christine Archbold	$400,000	50%	50%
Toby Scott Barnhart (Sign-On RSUs)(3)	$1,000,000	--	100%
Joshua Parnes(4)	$3,250,000	50%	50%
Shaw Rietkerk(5)	$1,000,000	50%	50%
_____________________
(1)The table does not include Ms. Foster’s Make-Whole Inducement RSUs which vest in equal installments over two years, which were granted in replacement of compensation forfeited from her prior employer and were not viewed by the Committee as part of her 2024 compensation package.
(2)The table above does not include the one-time award of $1,250,000 in time-vested RSUs granted to Mr. Clemens on March 18, 2024, which vests ratably in three equal installments on each anniversary of the grant date, subject to continued employment. These RSUs were a special one-time grant intended to aid the retention of Mr. Clemens’ services while the Company embarked on its executive transition.

(3)Given his start date of September 23, 2024, Mr. Barnhart received 100% time-vested RSUs in 2024. Going forward, Mr. Barnhart will participate in the same programs as other comparable executives (i.e., Mr. Barnhart received 50% RSUs and 50% PSUs for his 2025 grant).

(4)Per his Transition Agreement, Mr. Parnes’ award was forfeited in connection with his termination of employment.

(5)Per his Transition Agreement, Mr. Rietkerk was eligible for continued vesting in his then-outstanding equity awards (including his 2024 equity award) only through the Scheduled Separation Date of March 31, 2025.

No awards of PSUs concluded their performance period or were earned or vested during the year ended December 31, 2024. Our first award of PSUs based on Relative TSR was granted in the first quarter of 2022 and was eligible to vest in the first quarter of 2025. However, no shares vested based on the achievement of the corresponding performance goals. Our second award of PSUs based on Relative TSR was granted in the first quarter of 2023 and is eligible to vest in the first quarter of 2026, subject to achievement of the corresponding performance goals.

One-Time Retention RSU Award to the Chief Financial Officer

In order to further enhance retention for Mr. Clemens during a period of leadership team transition, the Committee granted a one-time award of $1,250,000 in time-vested RSUs on March 18, 2024. The RSUs vest ratably in three equal installments on each anniversary of the grant date, subject to Mr. Clemens’ continued employment through the applicable vesting date.
Item 402(x) of Regulation S-K
The following information is being provided as required by Item 402(x) of Regulation S-K. The Company’s long-standing practice has been to grant equity compensation on a pre-determined schedule at approximately the same time each year, with interim or off-cycle grants being reviewed and approved by the Committee as circumstances warrant. During 2024, the Company did not grant stock options or stock appreciation rights to its employees. The Committee and the Board did not take material nonpublic information into account when determining the timing and terms of equity awards in 2024, and for 2024, we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Benefits and Perquisites
Our NEOs are eligible to participate in employee benefit programs available to our employees generally, subject to the terms and conditions of such plans as may be in place from time to time.

Benefit	Key Features
Health & Welfare Plans	✓Medical, dental, vision, life, disability, health and dependent care flexible spending accounts ✓Accidental death and dismemberment benefit plans
Retirement Benefits
✓Employer-sponsored 401(k) plan through one of our subsidiaries
✓Company match is 100% on the first 1% of an employee’s contribution, and 50% on the next 2% with maximum employee contributions and employer matches subject to annual federal limits
✓Employees are 100% vested on pre-tax deferrals when contributed and participants age 50 or older may contribute additional catch-up contributions based on statutory limits

Non-qualified Deferred Compensation Plan	✓This new plan became effective January 1, 2024 ✓Deferrals and distributions are made in accordance with the terms of the plan and Section 409A

ADDITIONAL INFORMATION
Tax and Accounting Considerations
Under Code Section 162(m), a publicly held corporation cannot take a federal income tax deduction for compensation exceeding $1 million per person in any taxable year for its chief executive officer, chief financial officer and other three most highly compensated executive officers (each, a “Covered Person”). In addition, once an individual becomes a Covered Person for any taxable year, that individual will remain a Covered Person for all future years, including following any termination of employment.
While the Committee considers the anticipated tax treatment to the Company and our executive officers as one factor when reviewing our executive compensation and other compensation programs, the Committee also looks at other factors in making its decisions, as noted above, and retains full authority to approve compensation arrangements for our executive officers that are not fully deductible under Section 162(m) when it believes that other considerations outweigh the tax deductibility of the compensation.
Compensation Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management. Based on this review and discussions, the Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement.
Brad Coppens — Chair
Gregory Belinfanti
Susan Weaver, M.D.
David S. Williams III

EXECUTIVE COMPENSATION
The following table sets forth information regarding the compensation awarded to, earned by, or paid to our NEOs during the fiscal years ended December 31, 2024, 2023 and 2022.
Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Suzanne Foster(7) Chief Executive Officer	2024	561,577	—	6,592,784	—	1,236,857	534	8,391,752
	2023	—	—	—	—	—	—	—
	2022	—	—	—	—	—	—	—
Jason Clemens Chief Financial Officer	2024	635,739	—	4,949,552	—	744,405	22,530	6,352,226
	2023	520,000	—	1,256,827	—	587,808	18,780	2,383,415
	2022	520,000	—	1,707,204	—	331,916	18,280	2,577,400
Albert Prast Chief Technology Officer	2024	453,462	—	1,882,494	—	515,357	792	2,852,105
	2023	450,000	—	837,896	—	508,680	792	1,797,368
	2022	450,000	—	1,138,121	—	287,235	792	1,876,148
Christine Archbold(7) Chief Accounting Officer	2024	378,567	—	753,008	—	214,732	9,442	1,355,749
	2023	—	—	—	—	—	—	—
	2022	—	—	—	—	—	—	—
Toby Scott Barnhart(7) Chief Operating Officer	2024	166,154	187,744	993,145	—	—	99	1,347,142
	2023	—	—	—	—	—	—	—
	2022	—	—	—	—	—	—	—
Richard Barasch(7) Former Interim Chief Executive Officer	2024	1,235,402	—	474,408	—	—	364,296	2,074,106
	2023	1,491,477	—	743,274	—	—	30,432	2,265,183
	2022	—	—	—	—	—	—	—
Joshua Parnes Former President	2024	420,673	—	6,118,138	907,558	—	2,995,551	10,441,920
	2023	625,000	—	2,723,154	—	684,750	18,180	4,051,084
	2022	625,000	—	3,698,882	—	398,938	18,120	4,740,940
Shaw Rietkerk(7) Former Chief Operating Officer	2024	499,856	—	1,882,494	—	—	1,776	2,384,126
	2023	400,000	—	670,324	—	452,160	6,780	1,529,264
	2022	—	—	—	—	—	—	—
_____________________
(1)The amounts reported in this column reflect the annual base salaries for Ms. Foster effective May 20, 2024, for Mr. Clemens, Ms. Archbold and Mr. Rietkerk effective January 1, 2024, Mr. Prast and Mr. Parnes effective October 8, 2021, and for Mr. Barnhart effective September 23, 2024. Mr. Parnes resigned from the Company effective August 31, 2024. In connection with a Transition, Separation and Release agreement entered into with Mr. Rietkerk on August 21, 2024, Mr. Rietkerk resigned from his position as an executive officer of the Company effective September 22, 2024. Mr. Barasch’s base salary was paid at the rate of $262,500 per month in connection with each of his successive two-month terms from January 1, 2024 through April 30, 2024, and for the period from May 1, 2024 through May 19, 2024, as the Company’s Interim CEO, pursuant to a letter agreement effective as of July 1, 2023 (as subsequently amended); Mr. Barasch resigned from the Company effective May 19, 2024 (but continued to provide advisory services through June 30, 2024). For additional information, please see “— Narrative to Summary Compensation Table-Executive Employment Agreements” below.
(2)This amount represents the amount paid to Mr. Barnhart in respect of his pro-rated annual performance-based incentive compensation for the 2024 fiscal year, which, pursuant to Mr. Barnhart's employment agreement, was guaranteed to be equal to the greater of actual performance and target. For additional information, please see “— Narrative to Summary Compensation Table-Executive Employment Agreements” below.
(3)The amounts reported in this column for 2024 represent the aggregate grant-date fair value of the restricted stock units granted during the fiscal year ended December 31, 2024, which was determined in accordance with FASB ASC 718. Messrs. Clemens, Prast, Parnes and Rietkerk, and Ms. Archbold, received restricted stock unit awards that were approved by the Committee on February 5, 2024; however, the portion of the awards that were subject to performance-vesting conditions was subject to, and contingent upon, the Company’s stockholders’ approval of an amendment to the Plan at the June 20, 2024 annual meeting. On March 28, 2024, after determining there were sufficient shares reserved in the Plan to approve a portion of the performance-vesting awards, the Committee approved the partial removal of the shareholder approval contingency with respect to 40% of the performance-vesting awards, effective March 31, 2024. The grant-date fair value of that portion of the award was determined on March 31, 2024 in accordance with FASB ASC 718. On June 20, 2024, the stockholders approved the amendment to the Plan and the remaining 60% of the awards subject to performance-vesting conditions was granted with a grant date of June 20, 2024. The grant-date fair value of that portion of the award was determined on June 20, 2024, in accordance with FASB ASC 718. The target annual amount of the restricted stock unit award approved by the Committee on February 5, 2024 was as follows: (i) for Mr. Clemens - $1,950,000, (ii) for Mr. Prast - $1,000,000, (iii) for Ms. Archbold - $400,000, (iv) for Mr. Parnes - $3,250,000, and (v) for Mr. Rietkerk - $1,000,000. Due to the partial removal of the shareholder approval contingency on March 28, 2024 and the subsequent shareholder approval on June 20, 2024, the amounts reported in this table for the award approved by the Committee on February 5, 2024 reflect a higher grant-date fair value as compared to what the grant-date fair value would have been had these stock awards been valued with an accounting grant date of February 5, 2024. With respect to each of Ms. Foster and Mr. Barnhart, the amount reported in this column for 2024 includes the aggregate grant-date fair value of the CEO Inducement RSUs and the COO Sign-On RSUs (as defined in “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table” below) approved by the Committee on May 11, 2024 and September 19, 2024, respectively, and valued as of their corresponding dates of hire, on May 20, 2024 and September 23, 2024, respectively, and were determined in accordance with FASB ASC 718. With respect to Mr. Clemens, the amount reported in this column for 2024 includes, in addition to his annual stock award, a one-time award of $1,250,000 in time-vested restricted stock units approved by the Committee on March 18, 2024. The amount reported in this column for 2024 for Mr. Barasch represents the aggregate grant-date fair value of his awards of restricted stock units, which were valued as of the dates approved by the Committee, and were determined in accordance with FASB ASC 718. The amounts reported in this column reflect the grant-date fair value of the restricted stock units for accounting purposes and do not represent the actual economic value that may be realized by each NEO. There can be no assurance that these amounts will ever be realized. See note 13, Stockholders’ Equity, to our consolidated financial statements for the fiscal year ended December 31, 2024 to our Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of the assumptions used to calculate these values. With respect to Mr. Parnes, the stock award reported in this table for 2024 was forfeited in connection with his termination of employment.

(4)The amount reported in this column for Mr. Parnes reflects the incremental fair value of his modified stock options. In connection with a Transition, Separation and Release Agreement entered into with Mr. Parnes on July 2, 2024, which is described in more detail under the section labeled “Potential Payments Upon Termination or Change in Control,” and following approval of the Committee on October 25, 2024, certain of Mr. Parnes’ outstanding vested stock options were modified to extend the exercise period for such options, and as a result, the table above includes the incremental fair value of his modified stock options as of October 25, 2024, determined in accordance with FASB ASC 718.
(5)The amounts reported in this column for 2024, except as otherwise noted in this footnote 5, represent the annual performance-based incentive compensation earned with respect to 2024 by each NEO. The annual performance-based incentive compensation was paid in the first quarter of 2025. Mr. Barasch did not receive an annual bonus for the 2024 fiscal year. Mr. Barnhart's pro-rated annual bonus for 2024 was guaranteed to be paid at the greater of target and actual performance levels and is included in the "Bonus" column as noted in footnote 2 above. Mr. Parnes’ annual bonus for 2024 was pro-rated to reflect the number of days worked in 2024 and is included in the “All Other Compensation” column as noted in footnote 6 below. In connection with a Transition, Separation and Release Agreement entered into with Mr. Rietkerk, which is described in more detail under the section labeled “Potential Payments Upon Termination or Change in Control,” Mr. Rietkerk waived his right to receive an annual bonus for the 2024 fiscal year. For additional information, please see “Compensation Discussion & Analysis — 2024 Compensation Decisions and Outcomes — Annual Incentives” above, and the summary to the “Potential Payments Upon Termination or Change in Control” table below.
(6)The amounts reported as earned by each NEO in this column for 2024 represent the following: (i) for Ms. Foster, $159 in life insurance premiums and $375 for an employer matching contribution to the Company’s Health Savings Account; (ii) for Mr. Clemens, $180 in life insurance premiums, $12,000 in automobile expense reimbursement (which, pursuant to an amendment to his employment agreement, dated December 9, 2024, was discontinued effective January 1, 2025), and an employer matching contribution to the Company’s 401(k) plan equal to $10,350; (iii) for Mr.

Prast, $792 in life insurance premiums; (iv) for Ms. Archbold, $276 in life insurance premiums and an employer matching contribution to the Company’s 401(k) plan equal to $9,166; (v) for Mr. Barnhart, $99 in life insurance premiums; (vi) for Mr. Barasch, $364,113 relating to cash compensation received subsequent to his resignation as Interim CEO for the period from May 20, 2024 through June 30, 2024 in respect of his services on the board of directors and $183 in life insurance premiums; (vii) for Mr. Parnes, $118 in life insurance premiums, $12,461 in automobile expense reimbursements and (x) $2,500,000 in cash severance, (y) $477,183 in respect of his prorated annual bonus determined based on actual performance, and (z) $5,789 in COBRA reimbursements, in each case, in connection with Mr. Parnes’ separation from the Company, effective August 31, 2024; and (viii) for Mr. Rietkerk, $276 in life insurance premiums and an employer matching contribution to the Company’s 401(k) plan equal to $1,500.
(7)Ms. Foster and Mr. Barnhart were not employed by the Company in the years ended December 31, 2023 and 2022 and therefore were not a NEO in those years. Ms. Archbold was not a NEO of the Company in the years ended December 31, 2023 and 2022. Prior to his commencement as Interim CEO, Mr. Barasch served as a director on our board of directors and was not employed by the Company in the year ended December 31, 2022 and therefore was not a NEO in that year. Mr. Rietkerk was not a NEO of the Company in the year ended December 31, 2022.

Grants of Plan-Based Awards Table
The following table sets forth grants of plan-based awards to our NEOs as of December 31, 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(3)	Maximum (#)
Suzanne Foster	May 20, 2024	513,000	1,080,000	2,106,000	—	—	—	—	—	—	—
	May 20, 2024	—	—	—	—	—	—	323,511	—	—	3,199,524
	May 20, 2024	—	—	—	114,870	229,740	459,480	—	—	—	3,393,260
Jason Clemens	March 25, 2024	227,500	650,000	1,186,250	—	—	—	—	—	—	—
	February 5, 2024	—	—	—	—	—	—	139,112	—	—	975,175
	March 18, 2024	—	—	—	—	—	—	128,380	—	—	1,278,665
	March 31, 2024	—	—	—	27,823	55,645	111,290	—	—	—	1,090,642
	June 20, 2024	—	—	—	41,734	83,467	166,934	—	—	—	1,605,070
Albert Prast	March 25, 2024	157,500	450,000	821,250	—	—	—	—	—	—	—
	February 5, 2024	—	—	—	—	—	—	71,339	—	—	500,086
	March 31, 2024	—	—	—	14,268	28,536	57,072	—	—	—	559,306
	June 20, 2024	—	—	—	21,402	42,803	85,606	—	—	—	823,102
Christine Archbold	March 25, 2024	65,625	187,500	342,188	—	—	—	—	—	—	—
	February 5, 2024	—	—	—	—	—	—	28,536	—	—	200,037
	March 31, 2024	—	—	—	5,708	11,415	22,830	—	—	—	223,734
	June 20, 2024	—	—	—	8,561	17,121	34,242	—	—	—	329,237
Toby Scott Barnhart	September 23, 2024	77,869	163,934	319,672	—	—	—	—	—	—	—
	September 23, 2024	—	—	—	—	—	—	89,392	—	—	993,145
Richard Barasch	January 1, 2024	—	—	—	—	—	—	22,291	—	—	162,501
	February 29, 2024	—	—	—	—	—	—	21,206	—	—	223,087
	May 1, 2024	—	—	—	—	—	—	8,829	—	—	88,820
Joshua Parnes	March 25, 2024	296,875	625,000	1,218,750	—	—	—	—	—	—	—
	February 5, 2024	—	—	—	—	—	—	231,853	—	—	1,625,290
	March 31, 2024	—	—	—	46,371	92,741	185,482	—	—	—	1,817,724
	June 20, 2024	—	—	—	69,556	139,112	278,224	—	—	—	2,675,124
	October 25, 2024	—	—	—	—	—	—	—	833,334	11.50	907,558
Shaw Rietkerk	March 25, 2024	125,000	500,000	862,500	—	—	—	—	—	—	—
	February 5, 2024	—	—	—	—	—	—	71,339	—	—	500,086
	March 31, 2024	—	—	—	14,268	28,536	57,072	—	—	—	559,306
	June 20, 2024	—	—	—	21,402	42,803	85,606	—	—	—	823,102
_____________________
(1)Equity awards granted on each of (i) February 5, 2024, in respect of annual grants of service-based restricted stock units, (ii) March 18, 2024, in respect of a one-time retention service-based restricted stock unit award to Mr. Clemens, (iii) March 31, 2024, in respect of the portion of the annual grant of performance-based restricted stock units for which the shareholder contingency was waived by the Committee, as described in footnote 3 to the “Summary Compensation Table,” (iv) June 20, 2024, in respect of the portion of the performance-based restricted stock units that were granted effective upon the approval by shareholders of the amendment to the Plan at the 2024 annual meeting, as described in footnote 3 to the “Summary Compensation Table”, and (v) September 23, 2024, in respect of Mr. Barnhart’s sign-on grant of restricted stock units in each case were made pursuant to the 2019 Stock Incentive Plan. The equity awards granted to Mr. Barasch on each of January 1, 2024, February 29, 2024 and May 1, 2024 were granted in connection with Mr. Barasch’s Interim CEO Agreement and were made pursuant to the 2019 Stock Incentive Plan. The award of CEO Inducement RSUs granted to Ms. Foster on May 20, 2024 was made outside of the 2019 Stock Incentive Plan in accordance with Nasdaq Listing Rule 5635(c)(4).

(2)Annual cash bonus opportunities approved by the Committee on March 25, 2024 were made pursuant to the Company’s annual bonus plan. The threshold, target, and maximum amounts listed in this table reflect the weighting of the original performance metrics that would have been applicable to each of Messrs. Clemens, Prast, Parnes, and Rietkerk and Ms. Archbold had the individual performance metric component for the 2024 annual bonuses not been modified. As noted on page 32 of this Proxy Statement, in an effort to make the performance metrics applicable to all NEOs following Ms. Foster’s commencement of employment consistent, the Committee determined, in its discretion, that the cri teria for the individual performance metric was deemed achieved based on the same extent to which the Adjusted EBITDA metric was achieved. As a result, this change shifted the manner in which the performance metrics are weighted and had this shift applied to the original performance metrics, the threshold and maximum amounts shown in the table above for each of Messrs. Clemens, Prast, Parnes, and Rietkerk and Ms. Archbold would have been (i) for the threshold, $308,750 and for the maximum, $1,267,500, (ii) for the threshold, $213,750 and for the maximum, $877,500, (iii) for the threshold, $296,875 and for the maximum, $1,218,750, (iv) for the threshold, $237,500 and for the maximum, $975,000, and (v) for the threshold, $89,063 and for the maximum, $365,625, respectively. As described in more detail under the section labeled “Potential Payments Upon Termination or Change in Control,” Mr. Rietkerk waived his right to receive his 2024 annual bonus listed in this table.

(3)For Ms. Foster, shares of restricted stock units reported in this column are earned based upon the achievement of certain relative total shareholder return goals as defined, and, if earned, vest on the third anniversary of May 20, 2024. For each of Messrs. Clemens, Prast, Parnes and Rietkerk, and Ms. Archbold, shares of restricted stock units reported in this column are earned based upon the achievement of certain relative total shareholder return goals as defined, and, if earned, vest on the third anniversary of February 1, 2024, except that Messrs. Parnes’ and Rietkerk's grants were forfeited in connection with their respective terminations of employment. Mr. Barnhart was not granted any performance-based restricted stock units in 2024.
(4)For Ms. Foster, 93,771 shares of restricted stock units reported in this column are eligible to vest 50% on each of the first and second anniversaries of May 20, 2024 and 229,740 shares of restricted stock units reported in this column are eligible to vest 1/3rd on each of the first, second and third anniversaries of May 20, 2024. For each of Messrs. Clemens, Prast, Parnes and Rietkerk, and Ms. Archbold, shares of restricted stock units reported in this column that were granted on February 5, 2024 are eligible to vest 1/3rd on each of the first, second and third anniversaries of February 1, 2024, except that Mr. Parnes’ grant was forfeited in connection with his termination of employment. For Mr. Clemens, shares of restricted stock units reported in this column that were granted on March 18, 2024 are eligible to vest 1/3rd on each of the first, second and third anniversaries of March 18, 2024. For Mr. Barnhart, shares of restricted stock units reported in this column are eligible to vest 1/3rd on each of the first, second and third anniversaries of September 23, 2024. For Mr. Barasch, the shares of restricted stock units granted on January 1, 2024, February 29, 2024 and May 1, 2024 were vested as of February 29, 2024, April 30, 2024 and May 19, 2024, respectively.
(5)Except for the amount reported in this column for Mr. Parnes relating to his stock options modified on October 25, 2024, the amounts reported in this column represent the aggregate grant-date fair value of the shares of restricted stock units granted during the fiscal year ended December 31, 2024, which was determined in accordance with FASB ASC 718. These amounts reflect the grant-date fair value of the shares of restricted stock units for accounting purposes and do not represent the actual economic value that may be realized by each named executive officer. There can be no assurance that these amounts will ever be realized. See note 13, Stockholders’ Equity, to our consolidated financial statements for the fiscal year ended December 31, 2024 to our Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of the assumptions used to calculate these values. The amount reported in this column for Mr. Parnes relating to his stock options modified on October 25, 2024 reflects the incremental fair value of such stock options which was determined in accordance with FASB ASC 718, as further described in footnote 4 to the Summary Compensation Table.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
Executive Employment Agreements
Certain of the compensation paid to our NEOs reflected in the summary compensation table was provided pursuant to employment agreements with the Company or one of its subsidiaries, which are summarized below. For a discussion of the severance pay and other benefits to be provided to our NEOs in connection with a termination of employment and/or a change in control, please see “Potential Payments Upon Termination or Change In Control” below. Please also see “Compensation Discussion & Analysis-Compensation at a Glance” above for an explanation of the amount of salary and bonus in proportion to total compensation for our NEOs.
Suzanne Foster. Ms. Foster is party to an employment agreement with the Company, dated April 10, 2024, pursuant to which Ms. Foster is entitled to receive an annual base salary, currently $1,000,000 (which amount is subject to increase from time to time) and is eligible to receive a target annual incentive bonus equal to 120% of her base salary based on the achievement of annual Company and individual performance objectives for the applicable fiscal year, subject to continued

employment through the payment date. As an inducement for her entry into the employment agreement, Ms. Foster received the CEO Inducement RSUs covering a number of shares of the Company’s Common Stock with an aggregate grant date value of $5,900,000 (the vesting and other terms of which are described in more detail under the section labeled “Grants of Plan-Based Awards”). Ms. Foster is also eligible to participate in the Company’s employee benefit programs offered to similarly situated employees of the Company, and she is eligible to receive annual equity incentive grants, subject to the approval of, and terms and conditions established by, the Committee. In connection with her employment agreement, Ms. Foster entered into a restrictive covenant agreement, which includes a 24-month post-termination non-compete, a 24-month post-termination non-solicit of the employees, consultants, clients, customers and other business relationships of the Company and its affiliates, and an indefinite covenant against making any disparaging or defamatory comments regarding the Company or any of its affiliates.
Jason Clemens. Mr. Clemens is party to an employment agreement with the Company, dated May 1, 2020, as amended on April 15, 2024 and December 9, 2024, pursuant to which Mr. Clemens is entitled to receive an annual base salary, currently $670,000 (which amount is subject to increase from time to time) and is eligible to receive a target annual incentive bonus equal to 100% of his base salary based on the achievement of annual Company and individual performance objectives for the applicable fiscal year, subject to continued employment through the applicable payment date. Mr. Clemens is also eligible to participate in the Company’s employee benefit programs offered to similarly situated employees and to receive annual equity incentive grants, subject to the approval of, and terms and conditions established by, the Committee. In connection with his employment agreement, Mr. Clemens entered into a restrictive covenant agreement, which includes a 12-month post-termination non-compete, a 12-month post-termination non-solicit of the employees, consultants, clients, customers and other business relationships of the Company and its affiliates and an indefinite covenant against making any disparaging or defamatory comments regarding the Company or any of its affiliates.
Albert Prast. Mr. Prast is party to an employment agreement with the Company, dated October 30, 2024 (which superseded Mr. Prast’s prior employment agreement with the Company, dated July 24, 2023), pursuant to which Mr. Prast is entitled to receive an annual base salary, currently $450,000 (which amount is subject to increase from time to time), and is eligible to receive a target annual incentive bonus, currently equal to 100% of base salary, based on the achievement of annual Company and individual performance objectives for the applicable fiscal year, subject to continued employment through the applicable payment date. Mr. Prast is also eligible to participate in the Company’s employee benefit programs offered to similarly situated employees and is eligible to receive annual equity incentive grants, subject to the approval of, and terms and conditions established by, the Committee. In connection with his employment agreement, Mr. Prast entered into a restrictive covenant agreement, which includes an 18-month post-termination non-compete, a 24-month post-termination non-solicit of the employees, consultants, clients, customers and other business relationships of the Company and its affiliates, and an indefinite covenant against making any disparaging or defamatory comments regarding the Company or any of its affiliates.
Christine Archbold. Ms. Archbold is party to an offer letter with the Company, dated August 17, 2022 (as amended on March 10, 2023), pursuant to which Ms. Archbold is entitled to receive an annual base salary, currently $400,000 (which amount is subject to increase from time to time), and is eligible to receive a target annual incentive bonus, currently equal to 60% of base salary, based on the achievement of annual Company and individual performance objectives for the applicable fiscal year, subject to continued employment through the applicable payment date. Ms. Archbold is also eligible to participate in the Company’s employee benefit programs offered to similarly situated employees and is eligible to receive annual equity incentive grants, subject to the approval of, and terms and conditions established by, the Committee. In connection with her offer letter, Ms. Archbold entered into a restrictive covenant agreement, which includes a 12-month post-termination non-compete, a 12-month post-termination non-solicit of the employees, consultants, clients, customers and other business relationships of the Company and its affiliates, and an indefinite covenant against making any disparaging or defamatory comments regarding the Company or any of its affiliates.
Toby Scott Barnhart. Mr. Barnhart is party to an employment agreement with the Company, dated August 1, 2024, pursuant to which Mr. Barnhart is entitled to receive an annual base salary, currently $600,000 (which amount is subject to increase from time to time), and commencing in 2025, he is eligible to receive a target annual incentive bonus equal to 100% of base salary based on the achievement of annual Company and individual performance objectives for the applicable fiscal year, subject to continued employment through the applicable payment date. For the Company’s 2024 fiscal year, Mr. Barnhart’s target annual incentive bonus was prorated for the number of days Mr. Barnhart was employed during the 2024 fiscal year, and the prorated amount payable to him is equal to the greater of actual performance and target for the 2024 fiscal year. In connection with his entry into the employment agreement, Mr. Barnhart received a grant of restricted stock units covering a number of shares of the Company’s Common Stock with a grant date value of $1,000,000 (the “COO Sign-On RSUs,” the vesting and other terms of which are described in more detail under the section labeled

“Grants of Plan-Based Awards”). Mr. Barnhart is also eligible to participate in the Company’s employee benefit programs offered to similarly situated employees of the Company, and he is eligible to receive annual equity incentive grants, subject to the approval of, and term and conditions established by, the Committee. In connection with his employment agreement, Mr. Barnhart entered into a restrictive covenant agreement, which includes an 18-month post-termination non-compete, a 24-month post-termination non-solicit of the employees, consultants, clients, customers and other business relationships of the Company and its affiliates, and an indefinite covenant against making any disparaging or defamatory comments regarding the Company or any of its affiliates.
Former Executive Officers
Richard Barasch. Mr. Barasch was party to a letter agreement with the Company, dated June 26, 2023, as amended and extended as of August 29, 2023, October 26, 2023, December 21, 2023, March 3, 2024 and April 15, 2024, pursuant to which Mr. Barasch agreed to serve as the Company’s Interim Chief Executive Officer of the Company, in successive two-month terms commencing on July 1, 2023, which interim period ended on May 19, 2024. During the period of his employment as Interim CEO, Mr. Barasch was entitled to receive a base salary at a rate of $262,500 per month and was eligible to participate in the Company’s employee benefit programs offered to similarly situated employees. In connection with each term, Mr. Barasch received a grant of restricted stock units covering a number of shares of the Company’s Common Stock with an aggregate grant date fair value of $175,000 (or, with respect to the final term of the Interim CEO period, $87,500), which vested at the end of each term (on August 31, 2023, October 31, 2023, December 31, 2023, February 29, 2024, April 30, 2024, and May 19, 2024), subject to continued service through the applicable vesting date. Mr. Barasch ceased service as Interim CEO effective as of May 20, 2024. Commencing on May 20, 2024 and continuing through June 30, 2024 (the “Interim CEO Transition Period”), in his role as Chair of the Board, Mr. Barasch assisted with the transition of his duties and responsibilities as the Interim CEO. For his advisory services during the Interim CEO Transition Period, Mr. Barasch was paid base compensation at a rate of $262,500 per month.
Joshua Parnes. Following discussions initiated by our Chief Executive Officer, Mr. Parnes mutually agreed to resign as President as of August 31, 2024. The Company entered into a transition agreement with Mr. Parnes on July 2, 2024, which is described in more detail under the section labeled “Potential Payments Upon Termination or Change in Control.” Prior to the termination of his employment, Mr. Parnes was party to an employment agreement with the Company, dated March 20, 2019, pursuant to which Mr. Parnes was entitled to receive an annual base salary of $625,000 and was eligible to receive a target annual incentive bonus, equal to 100% of his base salary, based on the achievement of annual Company and individual performance objectives for the applicable fiscal year, subject to continued employment through the applicable payment date. Mr. Parnes was also eligible to participate in the Company’s employee benefit programs offered to similarly situated employees. In connection with his employment agreement, Mr. Parnes entered into a restrictive covenant agreement, which includes a 24-month post-termination non-compete, a 24-month post-termination non-solicit of the employees, consultants, clients, customers and other business relationships of the Company and its affiliates, and an indefinite covenant against making any disparaging or defamatory comments regarding the Company or any of its affiliates.
Shaw Rietkerk. Following discussions initiated by our Chief Executive Officer, Mr. Rietkerk mutually agreed to resign as Chief Operating Officer effective as of September 22, 2024 and he transitioned to the role of Chief Business Officer through his scheduled separation date on March 31, 2025. The Company entered into a transition agreement with Mr. Rietkerk on August 21, 2024 (as amended on December 9, 2024), which is described in more detail under the section labeled “Potential Payments Upon Termination or Change in Control.” Prior to entering into a transition agreement, Mr. Rietkerk was party to an employment letter with the Company, dated August 3, 2020 (as amended by letter agreements dated April 28, 2023, September 22, 2023, and December 18, 2023), pursuant to which Mr. Rietkerk was entitled to receive an annual base salary of $500,000 and was eligible to receive a target annual incentive bonus equal to 100% of base salary, based on the achievement of annual Company and individual performance objectives for the applicable fiscal year, subject to continued employment through the applicable payment date. In connection with his employment letter, Mr. Rietkerk entered into a restrictive covenant agreement, which includes a 12-month post-termination non-compete, a 12-month post-termination non-solicit of the employees, consultants, clients, customers and other business relationships of the Company and its affiliates, and an indefinite covenant against making any disparaging or defamatory comments regarding the Company or any of its affiliates.
Stock Incentive Plan
The Company maintains the 2019 Stock Incentive Plan, which was originally adopted by the Board on October 14, 2019 and approved by our stockholders on November 7, 2019, and was amended and restated as adopted by the Board on June 21, 2021 and approved by our stockholders on July 27, 2021, and subsequently amended and restated in its current form as adopted by the Board on April 12, 2024 and approved by our stockholders on June 20, 2024. Pursuant to the Plan, the Committee may award a broad variety of incentive equity awards, including options to purchase shares of the Company, shares of restricted stock, and restricted stock units. Awards are subject to the terms and conditions of the applicable award agreement entered into with a recipient at the time of grant and the terms and conditions of the Plan.

2024 Equity Awards. On February 5, 2024, the Committee approved the grants of restricted stock units to the NEOs (other than Messrs. Barasch and Barnhart, and Ms. Foster) pursuant to the Plan and the applicable form of award agreement, with the vesting commencement date as of February 1, 2024. The awards of restricted stock units subject to performance vesting conditions were subject to, and contingent upon, the Company’s stockholders’ approval of an amendment to the Plan at the June 20, 2024 annual meeting of the stockholders of the Company. On March 28, 2024, the Committee approved a partial waiver of the shareholder approval contingency with respect to 40% of the awards subject to performance-vesting conditions. On June 20, 2024, the shareholders approved the amendment to the Plan and the remaining 60% of the awards subject to performance-vesting conditions were granted. One-half of the restricted stock units are subject to time-based vesting criteria and are eligible to vest 1/3rd on each of the first three anniversaries of February 1, 2024, subject to the executive’s continued employment through each applicable vesting date. The other half of the restricted stock units are subject to performance-based vesting criteria and are eligible to vest in the first quarter of 2027 subject to the achievement of relative total shareholder return metrics compared to peer companies over the performance period ending on February 1, 2027, with the percentage of restricted stock units that vest equal to (i) 50% for performance at the 25th percentile, (ii) 100% for performance at the 50th percentile, and (iii) 200% for performance at the 75th percentile, with linear interpolation between performance threshold. No portion of the restricted stock units that are subject to performance-based vesting criteria will vest in the event that performance is below the 25th percentile. The CEO Inducement RSUs granted to Ms. Foster, the COO Sign-On RSUs granted to Mr. Barnhart, the one-time restricted stock unit award granted to Mr. Clemens (in addition to his annual grant), and the restricted stock unit awards granted to Mr. Barasch in respect of his service as Interim CEO, are described in the “Grant of Plan-Based Awards” table.
Health and Welfare Plan
Our NEOs are generally eligible to participate in the employee benefit plans, including medical, dental, vision, life, disability, health and dependent care flexible spending accounts and accidental death and dismemberment benefit plans maintained by the Company or one of our subsidiaries, in each case on the same basis as all of our other employees.
Retirement Plan
One of our subsidiaries sponsors a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code, for the benefit of our employees, including our NEOs. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. All employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Pre-tax contributions by participants to the plan and the income earned on those contributions are generally not taxable to participants until withdrawn, and participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee is 100% vested in his or her pre-tax deferrals when contributed. We currently make an employer matching contribution of 100% on the first 1% of an employee’s contribution and 50% on the next 2% of an employee’s contribution.

Outstanding Equity Awards at Fiscal Year End Table
The following table sets forth outstanding equity awards held by each of our NEOs as of December 31, 2024.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(17)
Suzanne Foster	May 20, 2024(1)	—	—	—	—	—	—	93,771	892,700
	May 20, 2024(2)	—	—	—	—	—	—	229,740	2,187,125
	May 20, 2024(3)	—	—	—	—	229,740	2,187,125	—	—
Jason Clemens	February 1, 2022(4)	—	—	—	—	—	—	12,557	119,543
	February 1, 2022(5)	—	—	—	—	37,670	358,618	—	—
	March 8, 2023(6)	—	—	—	—	—	—	23,981	228,299
	March 8, 2023(7)	—	—	—	—	35,971	342,444	—	—
	February 5, 2024(8)	—	—	—	—	—	—	139,112	1,324,346
	March 18, 2024(9)	—	—	—	—	—	—	128,380	1,222,178
	March 31, 2024(10)	—	—	—	—	55,645	529,740	—	—
	June 20, 2024(10)	—	—	—	—	83,467	794,606	—	—
Albert Prast	January 28, 2021(4)	—	—	—	—	—	—	12,500	119,000
	February 1, 2021(11)	180,021	—	8.50	March 1, 2030	—	—	—	—
	February 1, 2021(11)	89,451	—	4.38	August 1, 2026	—	—	—	—
	February 1, 2022(4)	—	—	—	—	—	—	8,371	79,692
	February 1, 2022(5)	—	—	—	—	25,113	239,076	—	—
	March 8, 2023(6)	—	—	—	—	—	—	15,988	152,206
	March 8, 2023(7)	—	—	—	—	23,981	228,299	—	—
	February 5, 2024(8)	—	—	—	—	—	—	71,339	679,147
	March 31, 2024(10)	—	—	—	—	28,536	271,663	—	—
	June 20, 2024(10)	—	—	—	—	42,803	407,485	—	—
Christine Archbold	November 3, 2022(12)	—	—	—	—	—	—	2,036	19,383
	March 8, 2023(6)	—	—	—	—	—	—	5,596	53,274
	March 8, 2023(7)	—	—	—	—	8,393	79,901	—	—
	February 5, 2024(8)	—	—	—	—	—	—	28,536	271,663
	March 31, 2024(10)	—	—	—	—	11,415	108,671	—	—
	June 20, 2024(10)	—	—	—	—	17,121	162,992	—	—
Toby Scott Barnhart	September 23, 2024(13)	—	—	—	—	—	—	89,392	851,012
Richard Barasch(14)	—	—	—	—	—	—	—	—	—
Joshua Parnes	November 21, 2019(15)	833,334	—	11.50	March 31, 2025	—	—	—	—
Shaw Rietkerk	November 21, 2019(16)	208,333	—	11.50	June 30, 2025	—	—	—	—
	February 1, 2022(4)	—	—	—	—	—	—	3,474	33,072
	February 1, 2022(5)	—	—	—	—	10,422	99,217	—	—
	March 8, 2023(6)	—	—	—	—	—	—	12,790	121,761
	March 8, 2023(7)	—	—	—	—	19,185	182,641	—	—
	February 5, 2024(8)	—	—	—	—	—	—	71,339	679,147
	March 31, 2024(10)	—	—	—	—	28,536	271,663	—	—
	June 20, 2024(10)	—	—	—	—	42,803	407,485	—	—
_____________________
(1)Represents a grant of restricted stock units eligible to vest 50% on each of May 20, 2025 and May 20, 2026. For additional information, see “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table-Long-Term Incentives-2019 Stock Incentive Plan” above.

(2)Represents a grant of restricted stock units eligible to vest 1/3rd on each of the first, second and third anniversaries of May 20, 2024. For additional information, see “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table-Long-Term Incentives-2019 Stock Incentive Plan” above.
(3)Represents a grant of restricted stock units eligible to vest on May 20, 2027 based upon the achievement of certain total shareholder goals, as defined. For additional information, see “—Narrative to Summary Compensation Table—Long-Term Incentives—2019 Stock Incentive Plan” above.
(4)Represents grants of restricted stock units eligible to vest on February 1, 2025. For additional information, see “—Narrative to Summary Compensation Table—Long-Term Incentives—2019 Stock Incentive Plan” above.
(5)Represents grants of restricted stock units eligible to vest on February 1, 2025 based upon the achievement of certain total shareholder goals, as defined. For additional information, see “—Narrative to Summary Compensation Table—Long-Term Incentives—2019 Stock Incentive Plan” above.
(6)Represents grants of restricted stock units eligible to vest 50% on each of February 1, 2025 and February 1, 2026. For additional information, see “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table-Long-Term Incentives-2019 Stock Incentive Plan” above.
(7)Represents grants of restricted stock units eligible to vest on February 1, 2026 based upon the achievement of certain total shareholder goals, as defined. For additional information, see “—Narrative to Summary Compensation Table—Long-Term Incentives—2019 Stock Incentive Plan” above.
(8)Represents grants of restricted stock units eligible to vest 1/3rd on each of the first, second and third anniversaries of February 1, 2024. For additional information, see “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table-Long-Term Incentives-2019 Stock Incentive Plan” above.
(9)Represents grants of restricted stock units eligible to vest 1/3rd on each of the first, second and third anniversaries of March 18, 2024. For additional information, see “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table-Long-Term Incentives-2019 Stock Incentive Plan” above.
(10)Represents grants of restricted stock units eligible to vest on February 1, 2027 based upon the achievement of certain total shareholder goals, as defined. For additional information, see “—Narrative to Summary Compensation Table—Long-Term Incentives—2019 Stock Incentive Plan” above.
(11)Represents Company stock options substituted for previously granted AeroCare stock options in connection with the AeroCare transaction, which were fully vested as of February 1, 2021.
(12)Represents grants of restricted stock units eligible to vest on November 15, 2025. For additional information, see “—Narrative to Summary Compensation Table—Long-Term Incentives—2019 Stock Incentive Plan” above.
(13)Represents grants of restricted stock units eligible to vest 1/3rd on each of the first, second and third anniversaries of September 23, 2024. For additional information, see “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table-Long-Term Incentives-2019 Stock Incentive Plan” above.
(14)Mr. Barasch did not hold any outstanding equity awards as of December 31, 2024.
(15)Represents stock options which were fully vested as of January 28, 2024. The stock options were originally granted on November 21, 2019, but were subsequently modified on October 25, 2024, as further described in footnote 4 to the Summary Compensation Table.
(16)Represents stock options which were fully vested as of January 28, 2024.
(17)As of December 31, 2024, the fair market value of a share of our Common Stock was $9.52.

Option Exercises and Stock Vested Table
The following table sets forth information concerning the vesting of stock awards held by our NEOs and stock option exercises by our NEOs during the fiscal year ended December 31, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Suzanne Foster	—	—	—	—
Jason Clemens(1)	—	—	47,099	388,009
Albert Prast(2)	135,443	1,046,270	36,476	278,311
Christine Archbold(3)	—	—	4,832	40,091
Toby Scott Barnhart	—	—	—	—
Richard Barasch(4)	—	—	77,940	813,417
Joshua Parnes(5)	—	—	60,155	460,101
Shaw Rietkerk(6)	—	—	30,487	279,114
_____________________
(1)Represents shares of restricted stock or restricted stock units that vested on January 1, 2024, February 1, 2024, February 28, 2024 and October 11, 2024, on which dates the fair market value of a share of our Common Stock was $7.26, $7.32, $10.27 and $10.09, respectively. Mr. Clemens received a total of 32,654 shares of our Common Stock in connection with the net settlement of his vested stock awards to cover required tax withholding obligations.
(2)For Option Awards, represents the number of stock options exercised at an exercise price of $2.69 per share, and the aggregated dollar value realized upon the receipt of shares of our Common Stock on March 4, 2024, on which date the fair market value of a share of our Common Stock was $10.41. For Stock Awards, represents shares of restricted stock or restricted stock units that vested on January 1, 2024, February 1, 2024, February 28, 2024 and October 11, 2024, on which dates the fair market value of a share of our Common Stock was $7.26, $7.32, $10.27 and $10.09, respectively. Mr. Prast received a total of 26,340 shares of our Common Stock in connection with the net settlement of his vested stock awards to cover required tax withholding obligations.
(3)Represents shares of restricted stock units that vested on February 1, 2024 and November 15, 2024, on which dates the fair market value of a share of our Common Stock was $7.32 and $9.64, respectively. Ms. Archbold received a total of 3,304 shares of our Common Stock in connection with the net settlement of her vested stock awards to cover required tax withholding obligations.
(4)Represents shares of restricted stock units that vested on February 29, 2024, April 30 2024, May 19, 2024 and June 20, 2024, on which dates the fair market value of a share of our Common Stock was $10.23, $9.85, $9.89 and $11.29, respectively. Mr. Barasch received a total of 56,850 shares of our Common Stock in connection with the net settlement of his vested stock awards to cover required tax withholding obligations.
(5)Represents shares of restricted stock or restricted stock units that vested on February 1, 2024, February 28, 2024 and October 11, 2024, on which dates the fair market value of a share of our Common Stock was $7.32, $10.27 and $10.09, respectively. Mr. Parnes received a total of 39,576 shares of our Common Stock in connection with the net settlement of his vested stock awards to cover required tax withholding obligations.
(6)Represents shares of restricted stock or restricted stock units that vested on January 1, 2024, February 1, 2024, February 28, 2024, March 1, 2024 and October 11, 2024, on which dates the fair market value of a share of our Common Stock was $7.26, $7.32, $10.27, $10.52 and $10.09, respectively. Mr. Rietkerk received a total of 26,592 shares of our Common Stock in connection with the net settlement of his vested stock awards to cover required tax withholding obligations.
Pension Benefits
We do not currently sponsor or maintain any defined benefit pension plans or other benefit plans providing specified retirement payments and benefits.

Non-Qualified Deferred Compensation
On November 17, 2023, the Company adopted the AdaptHealth LLC Non-Qualified Deferred Compensation Plan (the “NQDC Plan”), an unfunded, non-qualified deferred compensation plan. Participation in the NQDC Plan is limited to a select group of management and highly compensated employees, including NEOs of the Company. The NQDC Plan was effective as of January 1, 2024.
Under the NQDC Plan, participants may elect to defer receipt of between 1% and 80% of their base salary and between 1% to 100% of their annual cash bonus (other than any performance-based bonus). The Company may make contributions to the NQDC Plan in its sole discretion, but did not make any contributions on behalf of any NEOs during 2024. Participants may receive distributions of their account balances in either a lump sum or in annual installments upon either (i) a specified date, (ii) a separation from service, (iii) due to an unforeseeable emergency, or (iv) due to death or disability. Participants may select investment funds from a broad range of options. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant.

The following table sets forth information concerning participant contributions made by our NEOs to the NQDC Plan and other activity related to the NQDC Plan during the fiscal year ended December 31, 2024 (excluding former executives).

Name	Executive contributions in the last FY ($)	Registrant contributions in the last FY ($)	Aggregate earnings in the last FY(1) ($)	Aggregate withdrawals/distributions ($)	Aggregate balance as of December 31, 2024 ($)
Suzanne Foster	—	—	—	—	—
Jason Clemens	25,138	—	1,062	—	26,200
Albert Prast	—	—	—	—	—
Christine Archbold	—	—	—	—	—
Toby Scott Barnhart	—	—	—	—	—
_____________________
(1)Represents earnings on Mr. Clemens' account balance for 2024. This amount is not included in compensation reported in the Summary Compensation Table because the earnings are not preferential or above-market.

Potential Payments Upon Termination or Change in Control
The following summaries describe the potential payments and benefits that we would provide (or, in the case of Mr. Parnes, are currently providing) to our NEOs in connection with certain terminations of employment and/or change in control of the Company.
Severance Pay & Benefits
Other than as set forth below, and specifically excluding any benefits under employee benefit plans generally available to our employees, we did not offer or have in place for our NEOs any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control as of December 31, 2024 (other than those set forth in Mr. Parnes’ transition agreement as noted below).
Suzanne Foster. Pursuant to her employment agreement, if Ms. Foster’s employment is terminated by the Company without “cause” or by Ms. Foster for “good reason” (as such terms are defined in her employment agreement) (either such termination, a “qualifying termination”), subject to her execution and non-revocation of a general release of claims in favor of the Company and its affiliates and continued compliance with restrictive covenants, Ms. Foster is entitled to receive (i) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination, (ii) continued payment of base salary for a period of 18 months following such date of termination (the “CEO Ordinary Severance Term”) (or, if such termination occurs on or within 24 months following the consummation of a change in control (as defined in Ms. Foster’s employment agreement), 24 months following such date of termination (the “CEO Enhanced Severance Term” and, collectively with the CEO Ordinary Severance Term, the “CEO Severance Term”)), (iii) an amount equal to 1.5 times her then-current target annual bonus (or, if such termination occurs on or within 24 months following the consummation of a change in control, 2.0 times her then-current target annual bonus), payable in substantially equal installments during the applicable CEO Severance Term in accordance with regular payroll practices, (iv) continued vesting of the CEO Inducement RSUs during the applicable CEO Severance Term without regard to a continued employment requirement, and (v) continuation of health insurance coverage pursuant to COBRA at the same rate which applies for active employees during the applicable CEO Severance Term (to the extent permitted by applicable law). Upon a qualifying termination within the 24-month period following a change in control or if Ms. Foster’s employment is terminated due to her death or disability (as such term is defined in her employment agreement), all outstanding restricted stock units (including the CEO Inducement RSUs) will vest as of the date of such termination, with awards subject to performance conditions vesting based on the greater of (x) actual performance through the termination date upon a qualifying termination (or, at target performance if actual performance is not determinable) or (y) the greater of actual performance and target upon a termination due to death or disability.
Jason Clemens. Pursuant to his employment agreement, if Mr. Clemens’ employment is terminated by the Company without “cause” or by Mr. Clemens for “good reason” (as such terms are defined in his employment agreement), subject to his execution and non-revocation of a general release of claims in favor of the Company and its affiliates and continued compliance with restrictive covenants, Mr. Clemens is entitled to receive (i) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination and any accrued but unused vacation or other paid time off, (ii) continued payment of base salary for a period of 18 months following such date of termination, (iii) an amount equal to his then-current target annual bonus, prorated for the number of days Mr. Clemens was employed during the year of termination, payable on the regular payment date for annual bonuses earned by the Company’s senior management, and (iv) continued employee benefits and automobile expense reimbursements (provided, that such reimbursement benefit was discontinued effective January 1, 2025) for the period of salary continuation.
Albert Prast. Pursuant to his employment agreement, if Mr. Prast’s employment is terminated by the Company without “cause” or by Mr. Prast for “good reason” (as such terms are defined in his employment agreement) (either such termination, a “qualifying termination”), subject to his execution and non-revocation of a general release of claims in favor of the Company and its affiliates and continued compliance with restrictive covenants, Mr. Prast is entitled to receive (i) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination, (ii) continued payment of base salary for a period of 18 months following such date of termination, (iii) if such qualifying termination (or a termination due to Mr. Prast's death or disability (as such term is defined in his employment agreement)) occurs on or after April 1 of the applicable year of termination, a prorated annual bonus payable in respect of the calendar year of such termination based on actual performance, payable at such time annual bonuses are generally paid to other senior executives of the Company, and (iv) up to 18 months’ continuation of health insurance coverage pursuant to COBRA at the same rate which applies for active employees.

Christine Archbold. Ms. Archbold is not entitled to receive any contractual severance benefits under her offer letter upon a termination of employment.
Toby Scott Barnhart. Pursuant to his employment agreement, if Mr. Barnhart’s employment is terminated by the Company without “cause” or by Mr. Barnhart for “good reason” (as such terms are defined in his employment agreement) (either such termination, a “qualifying termination”), subject to his execution and non-revocation of a general release of claims in favor of the Company and its affiliates and continued compliance with restrictive covenants, Mr. Barnhart is entitled to receive (i) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination, (ii) continued payment of base salary for a period of 18 months following such date of termination, (iii) an amount equal to 1.5 times his then-current target annual bonus, payable in substantially equal installments during the 18-month period following such date of termination in accordance with regular payroll practices, (iv) if such termination occurs prior to the three-year anniversary of his start date (which occurred on September 23, 2024), continued vesting of the COO Sign-On RSUs during the 18-month period following termination without regard to a continued employment requirement, and (v) up to 18 months’ continuation of health insurance coverage pursuant to COBRA at the same rate which applies for active employees. Upon a termination of Mr. Barnhart’s employment by the Company without cause within the 24-month period following a change in control (as defined in his employment agreement), all outstanding restricted stock units (including the COO Sign-On RSUs) will vest as of the date of such termination, with awards subject to performance conditions vesting based on actual performance through the termination date (or, at target performance if actual performance is not determinable).
Former Executive Officers
Richard Barasch. Pursuant to his letter agreement and due to the interim nature of his role, Mr. Barasch was not entitled to receive any severance benefits upon the termination of his service as Interim CEO. During the Interim CEO Transition Period, Mr. Barasch received base compensation at the same rate of monthly base salary that he received during his role as Interim CEO. Following the completion of the Interim CEO Transition Period, and in connection with his resignation as a director of the Company, Mr. Barasch did not receive any severance benefits.
Joshua Parnes. Following discussions initiated by our Chief Executive Officer, Mr. Parnes mutually agreed to resign from the Company as President effective August 31, 2024 and he continued to serve as a non-executive member of the Board for no additional compensation through December 31, 2024. Pursuant to the transition agreement, and in consideration for his execution and non-revocation of a general release of claims in favor of the Company and its affiliates (which was reaffirmed on or following the last day of his employment) and continued compliance with restrictive covenants, Mr. Parnes is entitled to and has received or is currently receiving the following separation benefits: (i) payment of $2,500,000 (representing the sum of 24-months of his then-current base salary plus two times his then-current target annual bonus), payable in substantially equal installments during the 24-month period following his termination of employment in accordance with regular payroll practices, (ii) payment of a prorated target annual cash bonus in respect of the 2024 fiscal year, based on actual performance, payable at such time annual bonuses are generally paid to other senior executives of the Company, (iii) subsidized COBRA coverage through December 31, 2024 at the active employee rate, and (iv) his then-outstanding equity awards were treated in accordance with the terms of the Plan and the applicable award agreements as though his employment was terminated by the Company without “cause” as of August 31, 2024.
Shaw Rietkerk. The Company entered into a transition agreement with Mr. Rietkerk, dated August 21, 2024 (as amended on December 9, 2025), pursuant to which Mr. Rietkerk resigned as the Company’s Chief Operating Officer effective as of September 22, 2024 and he agreed to serve as the Company’s Chief Business Officer until his scheduled separation date of March 31, 2025. Pursuant to the transition agreement, and in consideration for his execution and non-revocation of a general release of claims in favor of the Company and its affiliates (which was reaffirmed on or following his last day of employment) and subject to his continued compliance with restrictive covenants, Mr. Rietkerk agreed to waive his right to receive the 2024 target annual cash bonus opportunity and the contractual severance set forth in his offer letter. Mr. Rietkerk agreed to amend his transition agreement to reduce the annual rate of his base salary from $500,000 to $125,000, effective January 1, 2025. In consideration of the foregoing, Mr. Rietkerk is entitled to and has received or is currently receiving the following separation benefits: (i) an amount equal to $750,000 payable in a single lump sum, (ii) subsidized COBRA coverage at the active employee rate for the 12-month period following his separation date, and (iii) continued vesting in his then-outstanding equity awards granted pursuant to the Plan through March 31, 2025.

Stock Incentive Plan
Shares of restricted stock granted to Mr. Prast on January 28, 2021 provide that in the event of a termination of the NEO’s employment by the Company without cause (other than due to death or disability), and provided that the NEO executes a customary general release of claims in favor of the Company and its affiliates, all then-unvested shares of restricted stock that would have vested during the post-termination severance period provided for under the respective NEO’s employment agreement will vest as of the date of such termination of employment.
The 2019 Stock Incentive Plan provides that in the event of a significant “corporate event,” as defined therein, each outstanding award will be treated in a manner as determined by the administrator. The Plan further provides for “double-trigger” vesting, such that any award that is assumed or substituted in connection with a “change in control,” as defined therein, will immediately vest as of the date the participant holding the award experiences an involuntary termination by the Company other than for cause in connection with, or within two years following, such change in control. As described in the immediate preceding section, each of Ms. Foster and Mr. Barnhart are entitled to additional vesting protection upon certain terminations of employment.
Potential Payments Upon Termination or Change in Control
The information in the table below describes and quantifies certain estimated compensation that would have become payable to our NEOs following a change in control of the Company and/or certain terminations of employment of our NEOs assuming that the change in control and/or termination of employment occurred as of December 31, 2024.

Name	Cash Severance Payment ($)	Continued Benefits ($)		Value of Accelerated Equity Awards(1) ($)	Total ($)
Suzanne Foster
Termination by the Company without cause	2,970,000	21,188	(2)	2,057,729	5,048,917
Termination by the Executive for good reason	2,970,000	21,188	(2)	2,057,729	5,048,917
Termination by the Company without cause in connection with a change in control	3,960,000	21,188	(2)	5,266,950	9,248,138
Termination upon death or disability	—	—		5,266,950	5,266,950
Jason Clemens
Termination by the Company without cause	1,625,000	43,244	(2)	—	1,668,244
Termination by the Executive for good reason	1,625,000	43,244	(2)	—	1,668,244
Termination by the Company without cause in connection with a change in control	1,625,000	43,244	(2)	4,919,774	6,588,018
Albert Prast
Termination by the Company without cause	1,190,357	17,519	(2)	119,000	1,326,876
Termination by the Executive for good reason	1,190,357	17,519	(2)	—	1,207,876
Termination by the Company without cause in connection with a change in control	1,190,357	17,519	(2)	2,176,567	3,384,443
Termination upon death or disability	515,357	—		—	515,357
Christine Archbold
Termination by the Company without cause in connection with a change in control	—	—		695,883	695,883
Toby Scott Barnhart
Termination by the Company without cause	900,000	22,537	(2)	283,667	1,206,204
Termination by the Executive for good reason	900,000	22,537	(2)	283,667	1,206,204
Termination by the Company without cause in connection with a change in control	900,000	22,537	(2)	851,012	1,773,549
Richard Barasch(3)
Potential payments upon a change in control	—	—		—	—
Joshua Parnes(3)
Potential payments upon a change in control	—	—		—	—
Shaw Rietkerk
Termination by the Company without cause	750,000	—		—	750,000
Termination by the Executive for good reason	750,000	—		—	750,000
Termination by the Company without cause in connection with a change in control	750,000	—		1,794,986	2,544,986
_____________________
(1)For the purposes of calculating the value of accelerated equity awards under the 2019 Stock Incentive Plan in connection with (i) with respect to all NEOs (other than Mr. Barasch and Mr. Parnes), a termination of employment by the Company without cause in connection with a change in control and, in addition, with respect to a termination of Ms. Foster’s employment due to death or disability, and (ii) with respect to Ms. Foster and Mr. Barnhart, a termination by the Company without cause or by the executive for good reason, we have assumed that any equity awards subject to performance-based vesting criteria were assumed or substituted based on performance at 100% of target.
(2)The amounts reported in this column for Ms. Foster, Mr. Prast and Mr. Barnhart reflect continued medical benefits for an 18-month period. The amounts reported in this column for Mr. Clemens reflect (i) $18,000 related to continued automobile expense reimbursements for an 18-month period (provided, that such reimbursement benefit was discontinued effective January 1, 2025); and (ii) $25,244 related to continued medical benefits for an 18-month period.
(3)No amounts are included for Messrs. Barasch and Parnes as their employment with the Company terminated effective May 19, 2024 and August 31, 2024, respectively. Mr. Barasch did not receive any severance payments and Mr. Parnes’ severance payments and benefits commenced prior to December 31, 2024. We do not have any agreements with either Mr. Barasch or Mr. Parnes providing for additional payments or benefits in the event of a change of control.

Director Compensation
The following table sets forth the material terms of the compensation received by each of our non-employee directors for the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Richard Barasch(3)	—	—	—
Dale Wolf	140,000	255,026	395,026
Terence Connors	150,000	158,791	308,791
Susan Weaver, M.D.	123,333	158,791	282,124
Bradley Coppens	120,000	178,034	298,034
David S. Williams III	126,667	158,791	285,458
Ted Lundberg	125,660	178,034	303,694
Greg Belinfanti	120,000	158,791	278,791
Diana Nole	25,109	123,541	148,650
_____________________
(1)For the year ended December 31, 2024, with the exception of Mr. Barasch and Ms. Nole, each of our non-employee directors received cash payments totaling $100,000 representing their annual retainer fees for their service during 2024. The amount reported for Ms. Nole includes $20,924 representing a pro-rated cash payment for her annual retainer fee for the period she served on the Board during 2024. The amounts reported for each of Dr. Weaver, Mr. Williams, Mr. Connors and Mr. Lundberg include additional cash payments totaling $11,667, $8,333, $40,000 and $1,278, respectively, representing their annual retainer fees for their service as chairs of our compliance committee (Dr. Weaver and Mr. Williams), audit committee (Mr. Connors) and nominating and governance committee (Mr. Lundberg), respectively. The amounts reported for each of Mr. Wolf, Mr. Connors, Dr. Weaver, Mr. Coppens, Mr. Williams, Mr. Lundberg, Mr. Belinfanti and Ms. Nole include additional cash payments totaling $40,000, $10,000, $11,666, $20,000, $18,334, $24,382, $20,000 and $4,185, respectively, representing fees for their service on certain committees.
(2)With the exception of Ms. Nole, represents the aggregate grant-date fair value for accounting purposes, in accordance with FASB ASC 718, of (i) 15,629 shares of restricted stock to each of our non-employee directors, and (ii) with respect to Messrs. Wolf, Coppens and Lundberg, an additional 9,472, 1,894 and 1,894, respectively, shares of restricted stock for their service as our Chairman and the chair of our compensation committee and nominating and governance committee, respectively, granted pursuant to the Plan and approved by our compensation committee on June 24, 2024 and will vest 100% on the occurrence of our 2025 annual meeting of stockholders. For Ms. Nole, represents the aggregate grant-date fair value for accounting purposes, in accordance with FASB ASC 718, of 11,699 shares of restricted stock granted pursuant to the Plan and approved by our compensation committee on October 24, 2024 and will vest 100% on the occurrence of our 2025 annual meeting of stockholders.
(3)Subsequent to his resignation as Interim CEO, Mr. Barasch received cash fees in respect of his services on the board of directors for the period from May 20, 2024 through June 30, 2024. Those amounts are reported in the Summary Compensation Table along with his compensation as Interim CEO.
Narrative to Director Compensation
In general, during each fiscal year, our non-employee directors are eligible to receive (i) an annual cash retainer of $100,000 and (ii) a grant of shares of restricted stock in the amount of $165,000, determined based on the volume-weighted average price of a share of Common Stock as reported by NASDAQ for the 20 days immediately prior to the annual meeting of stockholders of the Company. Our Chairman and the chairs of certain of our board committees are eligible to receive an additional annual retainer (in cash or as a grant of restricted shares (determined based on the volume-weighted average price of a share of Common Stock as reported by NASDAQ for the 20 days immediately prior to the annual meeting of stockholders of the Company), at the non-employee director’s election) in the following amounts. In addition, members of certain committees are eligible to receive an additional annual cash retainer in the following amounts:
•$100,000 for our Chairman;
•$40,000 for the chair of our Audit Committee;
•$20,000 for each member of the Audit Committee;
•$20,000 for the chairs of each of the Compensation Committee and Compliance Committee; and
•$10,000 for each member of the Compensation Committee, Nomination and Governance Committee and Compliance Committee.
In April 2024, it was discovered that the Company inadvertently overpaid Mr. Coppens a total of $17,500 in fees relating to his service as a member of certain committees over the past few years (including 2023). As a result, the Company reduced amounts otherwise payable to Mr. Coppens in April 2024 by $17,500 to correct the overpayment.
Pay Ratio Disclosure
The annualized compensation of our Chief Executive Officer in 2024 was approximately 172 times the median pay of our full-time and part-time employees.
We identified the median employee by including all W-2 employees as of December 31, 2024 who had received W-2 wages (or W-2 equivalents) during the calendar year. We then used the W-2 data to identify the median employee. We did not make any adjustments to the employee population or pay data in determining the median employee (e.g., no cost-of-living adjustments). For computing the ratio, we calculated such employee’s total annual compensation in the same manner in which we calculate total annual compensation for the CEO in the Summary Compensation Table. The total compensation of the median employee was calculated to be $50,869.
Given the CEO transition in 2024, we elected to annualize the compensation for our current CEO Suzanne Foster. Ms. Foster’s total annualized compensation was calculated to be $8,730,506, which equals her compensation as reported in the Summary Compensation Table plus additional amounts that reflect the annualizing of her base salary to $900,000 and her benefits included in the All Other Compensation column to $865. We did not annualize Ms. Foster’s annual bonus or her Sign-On Inducement RSUs as such amounts were not pro-rated to reflect Ms. Foster’s partial year of service during 2024. We also did not annualize the one-time award of the Make-Whole Inducement RSUs. We divided Ms. Foster’s total annualized compensation by the median employee’s total annual compensation. The ratio is $8,730,506 divided by $50,869, or 172 to 1.
Pay Versus Performance
The following table provides information for the fiscal years 2024, 2023, 2022, 2021, and 2020 with respect to the compensation of our principal executive officers (“PEOs”), which includes both our current and former CEOs, the average compensation of our other NEOs, and the performance measures set forth in the table.

	Principal Executive Officers (“PEOs”)(1)										Value of Initial Fixed $100 Investment Based on:		Net Income(5) ($MM)	Company Selected Measure: Adj. EBITDA(6) ($MM)
	Summary Compensation Table Total				Compensation Actually Paid Total(3)				Average Other Non-PEO NEOs(2)
Fiscal Year	Current: Suzanne Foster	Former: Richard Barasch	Former: Stephen Griggs	Former: Luke McGee	Current: Suzanne Foster	Former: Richard Barasch	Former: Stephen Griggs	Former: Luke McGee	Summary Comp Table Total	Comp Actually Paid Total(3)	Company TSR(4)	Peer Group TSR(4)
2024	$8,391,752	$2,074,106	n/a	n/a	$8,347,867	$2,060,486	n/a	n/a	$4,122,211	$2,675,520	$87	$124	$95	$689
2023	n/a	$2,265,183	$10,437,819	n/a	n/a	$2,048,248	$1,893,765	n/a	$2,440,283	$(238,940)	$66	$122	$(675)	$671
2022	n/a	n/a	$4,724,344	n/a	n/a	n/a	$4,296,449	n/a	$2,823,510	$1,841,864	$175	$117	$73	$594
2021	n/a	n/a	$3,935,883	$8,061,871	n/a	n/a	$2,710,254	$(21,022,257)	$3,348,903	$(523,574)	$223	$146	$158	$566
2020	n/a	n/a	n/a	$1,009,533	n/a	n/a	n/a	$45,324,179	$1,560,590	$5,644,394	$342	$133	$(194)	$206
_____________________
(1)For 2024, our PEOs included both our current CEO, Ms. Foster, and our former interim CEO, Mr. Barasch. For 2023, our PEOs included both our former interim CEO, Mr. Barasch, and our former CEO, Mr. Griggs. For 2022, our PEO was Mr. Griggs. For 2021, our PEOs included both Mr. Griggs and our former CEO, Mr. McGee. For 2020, our PEO was Mr. McGee.
(2)For 2024, our non-PEO NEOs were Messrs. Clemens, Prast, Barnhart, Parnes and Rietkerk, and Ms. Archbold. For 2023, our non-PEO NEOs were Messrs. Parnes, Clemens, Prast and Rietkerk. For 2022, our non-PEO NEOs were Messrs. Parnes, Clemens, Joyce and Prast. For 2021, our non-PEO NEOs were Messrs. Parnes, Clemens, Prast and Bunting. For 2020, our non-PEO NEOs were Messrs. Clemens and Rietkerk.
(3)In calculating the “Compensation Actually Paid” (“CAP”) amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations were computed in accordance with FASB ASC Topic 718. Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions as of the measurement date. Time-vested restricted stock/unit grant date fair values are calculated using the stock price as of date of grant. Adjustments have been made using the stock price as of year-end and as of each vesting date. Performance-vested restricted stock unit fair values are calculated based on the Monte Carlo valuation model as of the date of grant. Adjustments have been made using performance-vested restricted stock unit fair values as of each measurement date using the stock price as of the measurement date and updated Monte Carlo assumptions. The assumptions used to calculate the fair value for purposes of determining CAP are consistent with the methodology used for calculating the grant date fair value for financial reporting purposes. There are no dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise included in the CAP amounts for the applicable year.
(4)The Company Total Shareholder Return (“TSR”) and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year are calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K. The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the S&P Healthcare Services Select Industry Index, which is included in the Company’s TSR performance graph in this Proxy Statement.
(5)Represents the amount of net income (loss), as reported in the Company’s audited GAAP financial statements for all years included in this table.
(6)We have selected Adjusted EBITDA as our most important financial measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our NEOs to Company performance for fiscal year 2024. Our Compensation Committee determined the 2024 annual bonus outcome for eligible NEOs primarily based on the achievement of this measure. See the section titled "Year in Review and Alignment of Company Performance with Pay" on page 22 of this Proxy Statement for additional information.
In the calculation of CAP presented in the table, the following amounts were deducted and added:

Reconciliation of Summary Compensation Table (“SCT”) total to Compensation Actually Paid (“CAP”)

		FY2024			FY2023			FY2022		FY2021			FY2020
Description of Elements Added / Subtracted to SCT Total to Calculate CAP		Current PEO Foster	Former PEO Barasch	Average Other NEOs	Current PEO Barasch	Former PEO Griggs	Average Other NEOs	Former PEO Griggs	Average Other NEOs	Former PEO Griggs	Former PEO McGee	Average Other NEOs	Former PEO McGee	Average Other NEOs
Summary Compensation Table (“SCT”) Total		$8,391,752	$2,074,106	$4,122,211	$2,265,183	$10,437,819	$2,440,283	$4,724,344	$2,823,510	$3,935,883	$8,061,871	$3,348,903	$1,009,533	$1,560,590
-	Pension and equity amounts reported in SCT	$6,592,784	$474,408	$2,914,398	$743,274	$7,257,900	$1,372,050	$3,698,882	$1,963,262	$2,795,498	$5,808,758	$2,474,283	$—	$1,068,278
+	Fair value of equity compensation granted in current year and outstanding at year end	$6,548,899	$—	$1,618,903	$186,726	$294,606	$434,705	$3,950,263	$2,096,688	$1,569,869	$—	$1,646,856	$—	$2,297,808
+	Change in fair value of equity granted in prior years that remains outstanding at current year end; reflects fair value at current year end - fair value at prior year end	$—	$—	$12,040	$—	$(2,179,990)	$(1,729,450)	$(504,103)	$(357,484)	$—	$—	$(1,549,939)	$29,273,031	$1,908,284
-	Fair value of awards forfeited in current year valued at prior year end	$—	$—	$184,256	$—	$—	$—	$—	$—	$—	$20,840,650	$—	$—	$—
+	Fair value of equity compensation granted and vested in current year	$—	$391,375	$—	$471,798	$948,505	$—	$—	$—	$—	$—	$—	$—	$—
+	Change in fair value of equity granted in prior years and vested in current year	$—	$69,413	$21,020	$(132,185)	$(349,275)	$(12,428)	$(175,173)	$(757,588)	$—	$(2,434,720)	$(1,495,111)	$15,041,615	$945,990
Compensation Actually Paid (“CAP”)		$8,347,867	$2,060,486	$2,675,520	$2,048,248	$1,893,765	$(238,940)	$4,296,449	$1,841,864	$2,710,254	$(21,022,257)	$(523,574)	$45,324,179	$5,644,394
Pay Versus Performance Comparative Disclosure
The following charts reflect the relationships between (i) CAP to our current and former PEOs, and the average of CAP to our non-PEO NEOs, to (ii) our cumulative TSR and our peer group TSR for the same period, our GAAP Net Income (Loss), and Adjusted EBITDA for the fiscal years 2020, 2021, 2022, 2023, and 2024.

_____________________
Note: For all charts above, PEOs are shown separately for the fiscal years in which the executive served in the PEO role, as follows: 2020 and 2021 for our Former PEO, Mr. McGee (“Former PEO #3”); 2021, 2022, and 2023 for our Former PEO, Mr. Griggs (“Former PEO #2”); 2023 and 2024 for our Former PEO, Mr. Barasch (“Former PEO #1”), and 2024 for our current CEO, Ms. Foster (Current PEO). Compensation data is not shown for fiscal years in which the executives were not employed by the Company.
Pay Versus Performance Tabular List
The following table lists our most important financial performance measures used to link CAP to our NEOs to company performance for fiscal year 2024.
Most Important Performance Measures
Adjusted EBITDA
Free Cash Flow
Relative Total Shareholder Return

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Related Party Transactions
Our board of directors has adopted a written related party transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions.
A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:
•any person who is, or at any time during the applicable period was, one of our officers or directors;
•any person who is known by us to be the beneficial owner of more than 5% of our voting stock;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, an officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of our voting stock; and
•any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the Audit Committee has the responsibility to review related party transactions.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of April 24, 2025:
•each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;
•each of our NEOs and directors; and
•all of our current executive officers and directors, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of our Common Stock as of April 24, 2025 is based on 135,548,146 shares of Common Stock issued and outstanding in the aggregate as of April 24, 2025 assuming the issuance of restricted shares of Common Stock pursuant to approved grants.
Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of voting stock beneficially owned by them.

Beneficial Ownership Table

		Common Stock
Name and Address of Beneficial Owner(1)	# of Shares	% of Total
Directors and Named Executive Officers
Suzanne Foster(2)	123,465	*
Jason Clemens	230,399	*
Albert Prast(3)	530,444	*
Christine Archbold	19,177	*
Toby Scott Barnhart	—	*
Joshua Parnes(4)	575,241	*
Shaw Rietkerk(5)	300,841	*
Richard Barasch	306,173	*
Gregory Belinfanti	45,408	*
Terence Connors	54,917	*
Dale Wolf	88,889	*
Brad Coppens(6)	56,000	*
David Williams III	36,899	*
Theodore Lundberg(7)	830,546	*
Diana Nole	11,699	*
Dr. Susan Weaver	73,472	*
Stockholders beneficially owning 5% or more of our Common Stock
OEP AHCO Investment Holdings, LLC(8)	13,818,180	10.19%
Everest Trust(9)	8,299,879	6.12%
BlackRock, Inc.(10)	16,188,787	11.94%
FMR LLC(11)	8,735,305	6.44%
Matthew Ebbel(12)	8,580,443	6.33%
The Vanguard Group(13)	12,258,614	9.04%
Deerfield Management Company, L.P.(14)	9,711,410	7.16%
All directors and executive officers as a group (15 individuals)(15)	2,101,315	1.55%
_____________________
*Represents beneficial ownership of less than 1% of our Common Stock.
(1)Unless otherwise noted, the business address of each of the listed entities or individuals is c/o AdaptHealth LLC, 555 East North Lane, Suite 5075, Conshohocken, PA 19428.
(2)Includes 123,465 shares of Restricted Stock Units that are scheduled to vest on May 20, 2025.
(3)Includes 269,472 shares of Common Stock underlying options that are currently exercisable.
(4)Includes 833,334 shares of Common Stock underlying options that are currently exercisable.
(5)Includes 208,333 shares of Common Stock underlying options that are currently exercisable.
(6)The business address of Mr. Coppens is c/o InTandem Capital Partners, One Vanderbilt Avenue, 24th Floor, New York, NY 10017.
(7)The business address of Mr. Lundberg is 66 Field Point Road, 2nd Floor, Greenwich, CT 06830. Mr. Lundberg and Carlos Ferrer, as managing members of Peloton Equity GP, LLC (“Peloton Equity GP”), may be deemed to beneficially own shares held directly by Peloton Equity GP. Includes shares beneficially owned by Peloton Equity GP.
(8)Based upon information reported on the Schedule 13D/A filed with the SEC on August 31, 2020. OEP AHCO Investment Holdings, LLC reported that, as of August 27, 2020, it had sole voting and dispositive power for 0 shares of Common Stock, and shared voting and dispositive power for 13,818,180 shares of Common Stock. The business address of OEP AHCO Investment Holdings, LLC is c/o One Equity Partners, 510 Madison Avenue, 19th Floor, New York, NY 10022.
(9)Based upon information reported on the Schedule 13D/A filed with the SEC on June 11, 2024, Section 16 reports filed with the SEC and other information provided to the Company. Includes shares held directly by Clifton Bay Offshore Investments L.P. (“Clifton Bay Investments”) and Quadrant Management, Inc. (“QMI”). The general partner of Clifton Bay Investments is Clifton Bay Management Ltd. (“Clifton Bay Management”), which is indirectly owned by the Trustee of the Everest Trust (“Everest”), a trust settled by Mr. Wayne Quasha. Q Management Services (PTC) Ltd., as Trustee of Everest Trust, owns all of the shares of Everest Hill Group Inc., which indirectly controls Clifton Bay Management. Vicali Services (BVI) Inc., a British Virgin Islands company (“Vicali”), is the sole director of Everest Hill Group Inc. and Q Management, and Susan V. Demers, a United States citizen, and Andrea J. Douglas, a citizen of New Zealand, are the directors of Vicali and each of them has voting power over Vicali and thus power over investment and voting determinations made by Clifton Bay Management. QMI is owned by Everest Hill Group Inc. Mr. Wayne Quasha ultimately beneficially owns all of the shares of Everest Hill Group Inc., and as such, is in a position, indirectly, to determine the investment and voting decisions made by Everest Hill Group Inc. and Clifton Bay Management. The business address of Clifton Bay Investments and Clifton Bay Management is Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110. The business address of Mr. Wayne Quasha is c/o PFD Corporate Services (BVI) Limited, Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110. The business address of Everest Hill Group Inc. is Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110.
(10)Based upon information reported on the Schedule 13G/A filed with the SEC on November 8, 2024. BlackRock, Inc. reported that, as of September 30, 2024, it had sole voting and dispositive power for 16,188,787 shares of Common Stock, and shared voting and dispositive power for 0 shares of Common Stock. The business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(11)Based upon information reported on the Schedule 13G/A filed with the SEC on February 9, 2024. FMR LLC reported that, as of February 9, 2024, it had sole voting and dispositive power for 8,735,305 shares of Common Stock, and shared voting and dispositive power for 0 shares of Common Stock. Abigail P. Johnson reported shared beneficial ownership over the shares beneficially owned by FMR LLC. The business address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(12)Based upon information reported on the Form 4 filed with the SEC on August 14, 2023. Includes 2,815,117 shares of Common Stock held directly by SkyKnight Aero Holdings, LLC (“SkyKnight Aero Holdings”), 5,565,126 shares of Common Stock held directly by SkyKnight Capital Fund II, L.P. (“SkyKnight Fund II”), and 200,200 shares of Common Stock held directly by SkyKnight Aero Holdings II, LLC (“SkyKnight Aero Holdings II”). SkyKnight Capital, L.P. (“SkyKnight Capital”), as manager of SkyKnight Aero Holdings and SkyKnight Aero Holdings II, and SkyKnight Capital Management, LLC (“SkyKnight Capital Management”), as the general partner of SkyKnight Capital, may be deemed to beneficially own the shares held directly by SkyKnight Aero Holdings and SkyKnight Aero Holdings II. SkyKnight Capital II GP, LLC (“SkyKnight II GP”), as the general partner of SkyKnight Fund II, may be deemed to beneficially own the shares held directly by SkyKnight Fund II. Mr. Ebbel, as the managing member of each of SkyKnight Capital Management and SkyKnight II GP, may be deemed to beneficially own the shares held directly by SkyKnight Aero Holdings, SkyKnight Aero Holdings II, and SkyKnight Fund II. The business address of Mr. Ebbel and SkyKnight Capital is One Letterman Drive, Building C, Suite 3-950, San Francisco, CA 94129.
(13)Based upon information reported on the Schedule 13G/A filed with the SEC on November 12, 2024. The Vanguard Group reported that, as of September 30, 2024, it had sole voting power for 0 shares of Common Stock, shared voting power for 194,871 shares of Common Stock, sole dispositive power for 12,258,614 shares of Common Stock and shared dispositive power for 296,555 shares of Common Stock. The business address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(14)Based upon information reported on the Schedule 13G/A filed with the SEC on November 14, 2024. Includes 9,691,410 shares of Common Stock held by Deerfield Private Design Fund IV, L.P. and Deerfield Partners, L.P., of which Deerfield Management Company, L.P. is the investment manager, and 20,000 shares of Common Stock held by Steven Hochberg, an operating partner of Deerfield Management Company, L.P., for the benefit, and subject to the direction, of Deerfield Management Company, L.P. James E. Flynn reported shared beneficial ownership over the shares beneficially owned by Deerfield Management Company, L.P. Does not include 12,406,002 shares of Class A Common Stock issuable upon conversion of shares of B-1 Convertible Preferred Stock held by Deerfield Private Design Fund IV, L.P. and Deerfield Partners, L.P. The terms of the Series B-1 Convertible Preferred Stock restrict the conversion of such shares to the extent that, upon such conversion, the number of shares of Common Stock then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) “group” would exceed 4.9% of the total number of shares of Common Stock then outstanding (the “Ownership Cap”). The business address of Deerfield Management Company, L.P. is 345 Park Avenue South, 12th Floor, New York, NY 10010.
(15)Includes directors and current executive officers.

SOLICITATION OF PROXIES
We will bear the cost of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, we may, through our directors and officers, solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own, or are part of a group that owns, more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. To the Company’s knowledge, based solely on our review of such reports filed with the SEC, and written representations from directors and executive officers in D&O questionnaires that all Section 16(a) reports required to be filed for such persons had been filed, we believe that no director, officer or beneficial owners of more than 10% of our total outstanding shares of Common Stock failed to file the reports required by Section 16(a) of the Exchange Act on a timely basis during the fiscal year ended December 31, 2024, with the following exceptions: Richard Barasch (late on one Form 4, representing one transaction), Albert Prast (late on one Form 4, representing one transaction), and David Williams III (late on one Form 4, representing one transaction).
HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, we may send a single copy of the Notice, this proxy statement or our Annual Report on Form 10-K to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of proxy materials at the same address this year or in future years, the stockholders should follow the instructions described below. We will promptly deliver such additional sets of proxy materials to stockholders who so request. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of proxy materials, the stockholders should follow these instructions:
•If the shares are registered in the name of the stockholder, the stockholder should contact us at (i) (610) 424-4515 or (ii) at AdaptHealth LLC, 555 East North Lane, Suite 5075, Conshohocken, PA 19428, Attention: Secretary, to inform us of his or her request; or
•If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.
STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for our annual meeting of stockholders to be held in 2026, we must receive the proposal at our principal executive offices at AdaptHealth LLC, 555 East North Lane, Suite 5075, Conshohocken, PA 19428, Attention: Secretary, not earlier than February 18, 2026 and not later than March 20, 2026. In addition, a director nomination or a stockholder proposal of other business for consideration at our 2025 annual meeting that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before our 2026 annual meeting so long as we receive information and notice of the nomination or proposal in compliance with the requirements set forth in our bylaws at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the 2026 annual meeting is more than 30 days before or more than 70 days after such anniversary date, such nomination proposal must be received at our principal executive offices not earlier than the close of business on the 120th day before the 2025 annual meeting and not later than (x) the close of business on the 90th day before the 2026 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2026 annual meeting is first made by the Company. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 19, 2026.
COMMUNICATIONS WITH THE BOARD
Stockholders and other interested parties wishing to communicate with the board of directors or with an individual board member concerning the Company may do so by writing to the board or to the particular board member and mailing the correspondence to our principal executive offices to the attention of our Secretary. If from a stockholder, the envelope should indicate that it contains a stockholder communication. All such communication will be forwarded to the director or directors to whom the communications are addressed.
AVAILABLE INFORMATION
We will provide to any stockholder entitled to vote at our Annual Meeting, at no charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 25, 2025, including the financial statements and the financial statement schedules contained in the Form 10-K. Our Annual Report on Form 10-K and our other filings with the SEC are available to the public through the SEC’s website at https://www.sec.gov and are also available through our website at https://www.adapthealth.com/investorrelations. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of this proxy statement. You may request a copy of the Annual Report on Form 10-K or additional copies of this proxy statement at no cost in writing or by telephone at the following address and phone number:
AdaptHealth LLC
555 East North Lane, Suite 5075
Conshohocken, PA 19428
Attention: Secretary Telephone: (610) 424-4515

Proxy Card

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 17, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AHCO2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 17, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V75124-P31560 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ADAPTHEALTH CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3.

	For All	Withhold All	For All Except
1. **Election of Directors** – To elect the six director nominees to our board of directors, each to serve as a director for a term of one year expiring at the 2026 annual meeting of stockholders and until his or her successor is duly elected and qualified. The following persons have been nominated as directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Terence Connors
02) Brad Coppens
03) Ted Lundberg
04) Dr. Susan Weaver
05) David Williams III
06) Dale Wolf

	For	Against	Abstain
2. **Ratification of Appointment of KPMG LLP** – To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐
3. **Say-on-Pay** – Non-binding advisory vote to approve the compensation paid to AdaptHealth's named executive officers.	☐	☐	☐

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. The Shares represented by this proxy when properly executed will be voted in the manner directed herein by the above signed stockholder(s). If no direction is made, this proxy will be voted FOR the election of each of the director nominees and FOR Proposals 2 and 3. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date